As filed with the U.S. Securities and Exchange Commission on July 3, 2025

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM F-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

UTime Limited

(Exact name of registrant as specified in its charter)

Cayman Islands	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

7th Floor, Building 5A

Shenzhen Software Industry Base, Nanshan District

Shenzhen, PRC, 518061

(86) 755-8651-2266

(Address and telephone number of Registrant’s principal executive offices)

Puglisi & Associates

850 Library Avenue, Suite 204

Newark, DE 19711

(302) 738-6680

(Name, address, and telephone number of agent for service)

With a Copy to:

Joan Wu, Esq.

Hunter Taubman Fischer & Li LLC

950 Third Avenue, 19th Floor

New York, NY 10022

212-530-2208

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of the registration statement.

If only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

†	The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell the securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting any offer to buy these securities in any jurisdiction where such offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JULY 3, 2025

PROSPECTUS

Up to 18,360,000 Class A Ordinary Shares Offered by the Selling Shareholders

UTime Limited

The selling shareholders named in this prospectus or its transferees may, from time to time in one or more offerings, offer and sell up to 18,360,000 Class A Ordinary Shares, par value $0.001 per share (the “Ordinary Shares”) of UTime Limited (the “Company”). The Selling Shareholders may, from time to time, sell, transfer, or otherwise dispose of any or all of their Ordinary Shares on any stock exchange, market, or trading facility on which the Ordinary Shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

We will not receive any of the proceeds from the sale or other disposition of the Ordinary Shares by the Selling Shareholders, but we will bear all costs, fees, and expenses in connection with the registration of the Ordinary Shares offered by the Selling Shareholders. The Selling Shareholders will bear all commissions and discounts, if any, attributable to the sale of the Ordinary Shares offered for resale through this prospectus. For information regarding the Selling Shareholders and the times and manner in which they may offer or sell Ordinary Shares, see “Selling Shareholders” and “Plan of Distribution.”

Our Ordinary Shares are listed on the Nasdaq Capital Market, or “Nasdaq,” under the symbol “WTO.” On July 2, 2025, the last reported sale price of our Ordinary Shares on Nasdaq was $1.015 per share.

Investing in our securities involves a high degree of risk. Before making an investment decision, please read the information under the heading “Risk Factors” beginning on page 24 of this prospectus and risk factors set forth in our most recent annual report on Form 20-F, in other reports incorporated herein by reference, and in an applicable prospectus supplement under the heading “Risk Factors.”

Unless otherwise stated, as used in this prospectus, the terms “we,” “us,” “our,” “UTime,” and the “Company” refer to UTime Limited, a Cayman Islands exempted company, and/or its wholly-owned subsidiaries, other than the variable interest entity, unless the context otherwise indicates; and “VIE” refers to the variable interest entity, United Time Technology Co., Ltd. UTime’s operations in China are conducted primarily through the VIE and its subsidiaries in China, and UTime does not conduct any business on its own. The financial results of the VIE and its subsidiaries are consolidated into our financial statements for accounting purposes, but we do not hold any equity interest in the VIE or any of its subsidiaries. Investors please be aware that you are purchasing an interest in UTime, a Cayman Islands holding company. See “Prospectus Summary—Business Overview.”

We are a holding company incorporated in the Cayman Islands and not a Chinese operating company. As a holding company with no material operations of our own, we conduct our operations through the VIE and its subsidiaries in China. For accounting purposes, we control and receive the economic benefits of the VIE and its subsidiaries through certain contractual arrangements (the “VIE Agreements”), which enables us to consolidate the financial results of the VIE and its subsidiaries in our consolidated financial statements under U.S. GAAP, and the structure involves unique risks to investors. Our securities offered in this offering are securities of UTime, the offshore holding company in the Cayman Islands instead of securities of the VIE or its subsidiaries in China. The VIE structure provides contractual exposure to foreign investment in China-based companies where Chinese law prohibits direct foreign investment in the operating companies. For a description of the VIE Agreements, see “Prospectus Summary—Our Corporate Structure—Contractual Arrangements with the VIE.” As a result of our use of the VIE structure, you may never hold equity interests in the VIE or its subsidiaries.

Because we do not hold equity interests in the VIE or its subsidiaries, we are subject to risks and uncertainties of the interpretations and applications of PRC laws and regulations, including but not limited to, regulatory review of overseas listing of PRC companies through special purpose vehicles and the validity and enforcement of the VIE Agreements among our wholly owned PRC subsidiary, the VIE, and the shareholders of the VIE. We are also subject to the risks and uncertainties about any future actions of the PRC government in this regard that could disallow the VIE structure, which would likely result in a material change in our operations, and the value of our securities may depreciate significantly or become worthless. The VIE Agreements have not been tested in a court of law in China as of the date of this prospectus. See “Risk Factors—Risks Related to Doing Business in China.”

We are subject to certain legal and operational risks associated with having the majority of our operations in China, which could cause the value of our securities to significantly decline or become worthless. PRC laws and regulations governing our current business operations are sometimes vague and uncertain, and as a result these risks may result in material changes in the operations of the VIE and its subsidiaries, significant depreciation or a complete loss of the value of our securities, or a complete hindrance of our ability to offer, or continue to offer, our securities to investors. Recently, the PRC government adopted a series of regulatory actions and issued statements to regulate business operations in China with little advance notice, including cracking down on illegal activities in the securities market, adopting new measures to extend the scope of cybersecurity reviews, and expanding the efforts in anti-monopoly enforcement. As of the date of this prospectus, we do not expect that the current PRC laws on cybersecurity or data security would have a material adverse impact on our business operations and our offering. We do not believe the VIE or the VIE’s subsidiaries are among the “operator of critical information infrastructure,” “data processor” carrying out data processing activities that affect or may affect national security, or “operator of network platform” holding personal information of more than one million users as mentioned above, and we have not been involved in any investigations on cybersecurity or data security initiated by related governmental regulatory authorities, and we have not received any inquiry, notice, warning, or sanction in such respect. See “Risk Factors—Risks Related to Doing Business in China—Recent greater oversight by the CAC over data security, particularly for companies seeking to list on a foreign exchange, could adversely impact our business and our offering.” As of the date of this prospectus, we, our subsidiaries, and the VIE and its subsidiaries have not received any inquiry, notice, warning, or sanctions regarding our overseas listing from the China Securities Regulatory Commission or any other PRC governmental authorities. Since these statements and regulatory actions are newly published, however, official guidance and related implementation rules have not been issued. It is highly uncertain what the potential impact such modified or new laws and regulations will have on the daily business operations of our subsidiaries and VIE, our ability to accept foreign investments, and our listing on an U.S. exchange. The Standing Committee of the National People’s Congress (the “SCNPC”) or PRC regulatory authorities may in the future promulgate laws, regulations, or implementing rules that require us, our subsidiaries, or the VIE to obtain regulatory approval from Chinese authorities for listing in the U.S.

As of the date of this prospectus, each of Shenzhen UTime Technology Consulting Co., Ltd. (“UTime WFOE”), United Time Technology Co., Ltd. (the “VIE”) and the VIE’s subsidiaries in China has obtained the requisite licenses and permits from the PRC government authorities that are material for the business operations in China. UTime WFOE, the VIE and the VIE’s subsidiaries in China are not operating in an industry that prohibits or limits foreign investment. As a result, UTime WFOE, the VIE and the VIE’s subsidiaries in China are not required to obtain any permission from Chinese authorities to operate other than those requisite for a domestic company in China will need to engage in the businesses similar to ours. Such licenses and permissions include, among others, the Business License, Record Registration Form for Foreign Trade Business Operators and Certificate of the Customs of the People’s Republic of China on Registration of A Customs Declaration Entity, and other relevant permits required for operating our business. Neither have we nor our subsidiaries or the VIE or the VIE’s subsidiaries received any denial of permissions for their operation. However, if each UTime WFOE, the VIE and the VIE’s subsidiaries in China does not receive or maintain the approvals, or we inadvertently conclude that such approvals are not required, or applicable laws, regulations, or interpretations change such that we are required to obtain approval in the future, we may be subject to investigations by competent regulators, fines or penalties, ordered to suspend the VIE’s relevant operations and rectify any non-compliance, prohibited from engaging in relevant business or conducting any offering, and these risks could result in a material adverse change in the operations of the VIE, significantly limit or completely hinder our ability to offer or continue to offer securities to investors, or cause such securities to significantly decline in value or become worthless.

In addition, our Ordinary Shares may be prohibited from trading on a national exchange or over-the-counter under the Holding Foreign Companies Accountable Act (the “HFCA Act”), if the Public Company Accounting Oversight Board (United States) (the “PCAOB”) is unable to inspect our auditor. Our auditor Audit Alliance LLP. (“AA”), as an auditor of companies that are traded publicly in the United States and a firm registered with the PCAOB, is subject to laws in the United States pursuant to which the PCAOB conducts regular inspections to assess its compliance with the applicable professional standards. Our auditor is headquartered in Singapore, and is subject to inspection by the PCAOB on a regular basis. Our auditor is not subject to the determinations announced by the PCAOB on December 16, 2021. If trading in our Ordinary Shares is prohibited under the HFCA Act in the future because the PCAOB determines that it cannot inspect or fully investigate our auditor at such future time, Nasdaq may determine to delist our Ordinary Shares and trading in our Ordinary Shares could be prohibited. On December 23, 2022, the Accelerating Holding Foreign Companies Accountable Act was enacted, which amended the HFCA Act by requiring the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three, thus reducing the time period for triggering the delisting of our Company and the prohibition of trading in our securities if the PCAOB is unable to inspect our accounting firm at such future time. On August 26, 2022, the China Securities Regulatory Commission, the Ministry of Finance of the PRC (the “MOF”), and the PCAOB signed a Statement of Protocol (the “Protocol”), governing inspections and investigations of audit firms based in mainland China and Hong Kong, taking the first step toward opening access for the PCAOB to inspect and investigate registered public accounting firms headquartered in mainland China and Hong Kong. Pursuant to the fact sheet with respect to the Protocol disclosed by the U.S. Securities and Exchange Commission (the “SEC”), the PCAOB shall have independent discretion to select any issuer audits for inspection or investigation and has the unfettered ability to transfer information to the SEC. On December 15, 2022, the PCAOB Board determined that the PCAOB was able to secure complete access to inspect and investigate registered public accounting firms headquartered in mainland China and Hong Kong and voted to vacate its previous determinations to the contrary. However, should PRC authorities obstruct or otherwise fail to facilitate the PCAOB’s access in the future, the PCAOB Board will consider the need to issue a new determination. On December 29, 2022, a legislation entitled “Consolidated Appropriations Act, 2023” (the “Consolidated Appropriations Act”), was signed into law by President Biden. The Consolidated Appropriations Act contained, among other things, an identical provision to Accelerating Holding Foreign Companies Accountable Act, which reduces the number of consecutive non-inspection years required for triggering the prohibitions under the HFCA Act from three years to two. See “Risk Factors—Risks Related to Doing Business in China—Recent joint statement by the SEC and the PCAOB, rule changes by Nasdaq, and the HFCA Act all call for additional and more stringent criteria to be applied to emerging market companies upon assessing the qualification of their auditors, especially the non-U.S. auditors who are not inspected by the PCAOB. These developments could add uncertainties to our continued listing or future offerings of our securities in the U.S.”

As of the date of this prospectus, there have not been any dividends or distributions by and among UTime Limited, its subsidiaries, the VIE and subsidiaries of VIE, to investors. UTime Limited has not declared or paid any cash dividends, nor does it have any present plan to pay any cash dividends on its ordinary shares in the foreseeable future. We currently intend to retain most, if not all, of our available funds and any future earnings to operate and expand our business. In addition, as of the date of this prospectus, no amounts owed under the contractual arrangements has been settled by or between the VIE and its subsidiaries, and UTime WFOE. The VIE intends to distribute earnings or settle amounts owed under the contractual arrangements. We anticipate that, to the extent that the VIE requires funds from us for its operations, UTime Limited will provide funds in the manner described above, and to the extent that VIE generates positive cash flow from its operations in excess of its requirements for its operations, it will transfer such excess funds to UTime Limited, through service payments to UTime WFOE. See “Prospectus Summary—Cash and Asset Flows through Our Organization,” “Prospectus Summary—Selected Condensed Consolidated Financial Schedule,” and our consolidated financial statements for the fiscal year ended March 31, 2024 on Form 20-F, filed with the SEC on July 30, 2024.

Neither the U.S. Securities and Exchange Commission nor any state securities commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is           , 2025.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC utilizing a “shelf” registration process. Under this shelf registration process, we may, from time to time, sell the securities described in this prospectus in one or more offerings, up to a total offering amount of $500,000,000, and the selling shareholders referred to in this prospectus and identified in supplements to this prospectus may sell up to an aggregate amount of 18,360,000 Ordinary Shares in one or more offerings.

This prospectus provides you with a general description of the securities we and the selling shareholders may offer. This prospectus and any accompanying prospectus supplement do not contain all of the information included in the registration statement. We have omitted parts of the registration statement in accordance with the rules and regulations of the SEC. Statements contained in this prospectus and any accompanying prospectus supplement about the provisions or contents of any agreement or other documents are not necessarily complete. If the SEC rules and regulations require that an agreement or other document be filed as an exhibit to the registration statement, please see that agreement or document for a complete description of these matters. This prospectus may be supplemented by a prospectus supplement that may add, update, or change information contained or incorporated by reference in this prospectus. You should read both this prospectus and any prospectus supplement or other offering materials together with additional information described under the headings “Where You Can Find Additional Information” and “Incorporation of Documents by Reference.”

You should rely only on the information provided or incorporated by reference in this prospectus or in the prospectus supplement. Neither we nor the selling shareholders have authorized anyone to provide you with additional or different information. Neither we nor the selling shareholders take responsibility for, nor can we provide assurance as to the reliability of, any other information that others may provide. Neither we nor the selling shareholders are making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information in this prospectus, any applicable prospectus supplement or any related free writing prospectus is accurate only as of the date on the front of the document and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus, any applicable prospectus supplement or any related free writing prospectus, or any sale of a security, unless we indicate otherwise. Our business, financial condition, results of operations and/or prospects may have changed since those dates.

As permitted by SEC rules and regulations, the registration statement of which this prospectus forms a part includes additional information not contained in this prospectus. You may read the registration statement and the other reports we file with the SEC at its website or at its offices described below under “Where You Can Find Additional Information.”

GLOSSARY OF TERMS

The following is a glossary of commonly used terms in this prospectus:

●	“2024 Annual Report” are to the annual report on Form 20-F filed with the SEC on July 30, 2024;

●	“China” or the “PRC” are to the People’s Republic of China;

●	“Exchange Act” are to the Securities Exchange Act of 1934;

●	“fiscal year” are to the period from April 1 to March 31 of the next year;

●	“Ordinary Shares” are to the ordinary shares of Utime, par value $0.001 per share;

●	“RMB” or “Renminbi” are to the legal currency of China;

●	“Sarbanes-Oxley Act” are to the Sarbanes-Oxley Act of 2002;

●	“Securities Act” are to the Securities Act of 1933, as amended;

●	“Securities Exchange Commission,” the “SEC,” “Commission,” or similar terms are to the U.S. Securities Exchange Commission;

●	“US$,” “U.S. dollars,” or “dollars” are to the legal currency of the United States;

●	“U.S. GAAP” are to generally accepted accounting principles in the United States; and

●	“VIE” are to variable interest entity.

This prospectus contains translations of Renminbi amounts into U.S. dollars at specified rates solely for the convenience of the reader. We make no representation that the Renminbi or U.S. dollar amounts referred to in this report could have been or could be converted into U.S. dollars or Renminbi, as the case may be, at any particular rate or at all. On March 31, 2025, the cash buying rate announced by the People’s Bank of China was RMB 7.174 to $1.00.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, an applicable prospectus supplement, and our SEC filings that are incorporated by reference into this prospectus contain or incorporate by reference forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements other than statements of historical fact are “forward-looking statements,” including any projections of earnings, revenue or other financial items, any statements of the plans, strategies, and objectives of management for future operations, any statements concerning proposed new projects or other developments, any statements regarding future economic conditions or performance, any statements of management’s beliefs, goals, strategies, intentions, and objectives, and any statements of assumptions underlying any of the foregoing. The words “believe,” “anticipate,” “estimate,” “plan,” “expect,” “intend,” “may,” “could,” “should,” “potential,” “likely,” “projects,” “continue,” “will,” and “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Forward-looking statements reflect our current views with respect to future events, are based on assumptions, and are subject to risks and uncertainties. We cannot guarantee that we actually will achieve the plans, intentions, or expectations expressed in our forward-looking statements and you should not place undue reliance on these statements. There are a number of important factors that could cause our actual results to differ materially from those indicated or implied by forward-looking statements. These important factors include those discussed under the heading “Risk Factors” contained or incorporated by reference in this prospectus and in the applicable prospectus supplement and any free writing prospectus we may authorize for use in connection with a specific offering. These factors and the other cautionary statements made in this prospectus should be read as being applicable to all related forward-looking statements whenever they appear in this prospectus. Except as required by law, we undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

Prospectus Summary

Our Corporate Structure

UTime Limited is not a Chinese operating company, but rather a Cayman Islands holding company with no equity ownership in the VIE. Our Cayman Islands holding company does not conduct business operations directly. We conduct our operations in China through the VIE and its subsidiaries in China. Our WFOE in China has maintained a series of contractual arrangements with the VIE and its shareholders, which established the VIE structure. Investing in UTime Limited’s ordinary shares is highly speculative and involves a significant degree of risk. This variable interest entity structure involves unique risks to investors. There is no limitation or restriction on foreign investment in the industry where our VIE operates at present. We adopt the VIE structure, because Chinese laws prohibit foreign investors from holding more than 50% of equity interests in value-added telecommunication businesses, which we may explore and operate in the future, and our indirectly wholly-owned Chinese subsidiary, Shenzhen UTime Technology Consulting Co., Ltd., or UTime WFOE, as a foreign invested enterprise under Chinese laws, is not eligible to operate a value-added telecommunication business in China. Instead, our VIE and subsidiaries of VIE located inside the PRC are the Chinese operating companies. We do not have any equity ownership of the VIE, instead we receive the economic benefits of the VIE’s business operations through certain contractual arrangements. Accordingly, we operate the businesses in China through the VIE and its subsidiaries, and rely on contractual arrangements among UTime WFOE, the VIE and its shareholders to control the business operations of the VIE. The VIE is consolidated for accounting purposes, but are not entities in which our Cayman Islands holding company, or our investors, own equity. Investors in our ordinary shares are not purchasing equity interest in the VIE in China, but instead are purchasing equity interest in a holding company incorporated in the Cayman Islands. Investors in our ordinary shares may never directly hold equity in the VIE and its subsidiaries.

 The following chart reflects our organizational structure as of the date of this prospectus:

Contractual Arrangements with the VIE

A series of contractual agreements, including business operation agreement, equity pledge agreement, exclusive technical consultation and service agreement, exclusive call option agreement, power of attorney and spousal consent letters, have been entered into by and among UTime WFOE, the VIE and its respective shareholders. These contractual agreements enable us to: (i) determine the most significant economic activities of the VIE; (ii) receive substantially all of the economic benefits of the VIE; and (iii) have an exclusive option to purchase all or part of the equity interest in and/or assets of the VIE when and to the extent permitted by PRC laws.

Despite the lack of legal majority ownership, our Cayman Island holding company is considered the primary beneficiary of the VIE and consolidates the VIE and its subsidiaries as required by Accounting Standards Codification topic 810, Consolidation. Accordingly, we treat the VIE as our consolidated entities under U.S. GAAP and we consolidate the financial results of the VIE in our consolidated financial statements in accordance with U.S. GAAP. For more details of these contractual arrangements, see “Item 4. Information on the Company—4A. History and Development of the Company—Contractual Arrangements with the VIE and its Respective Shareholders” in the 2024 Annual Report.

The following is a summary of the contractual arrangements by and among UTime WFOE, the VIE and the shareholders of the VIE and their spouses, as applicable.

Power of Attorney

Pursuant to a series of powers of attorney issued by each shareholder of the VIE, each shareholder of the VIE irrevocably authorizes UTime WFOE or any natural person duly appointed by UTime WFOE to exercise on the behalf of such shareholder with respect to all matters concerning the shareholding of such shareholder in the VIE, including without limitation, attending shareholders’ meetings of the VIE, exercising all the shareholders’ rights and shareholders’ voting rights, and designating and appointing the legal representative, the chairperson, directors, supervisors, the chief executive officer and any other senior management of the VIE.

On September 4, 2019, UTime WFOE, the VIE and Mr. Bao, a shareholder of the VIE, entered into the second amended and restated power of attorney, while UTime WFOE, the VIE and Mr. He, a shareholder of the VIE, entered into an amended and restated power of attorney, which contain terms substantially similar to the power of attorney executed by the shareholders of the VIE described above.

Equity Pledge Agreement

Pursuant to the Equity Pledge Agreement entered into among UTime WFOE, the VIE and the shareholders of the VIE, the shareholders of the VIE agreed to pledge their 100% equity interests in the VIE to UTime WFOE to secure the performance of the VIE’s obligations under the applicable existing exclusive call option agreement, power of attorney, exclusive technical consultation and service agreement, business operation agreement and also the equity pledge agreement. If events of default defined therein occur, upon giving written notice to the VIE shareholders, UTime WFOE may exercise its rights to enforce the pledged equity interest to the extent permitted by PRC laws.

On September 4, 2019, UTime WFOE, the VIE and the shareholders of the VIE entered into the second amended and restated equity pledge agreement, which contains terms substantially similar to the equity pledge agreement described above.

As of the date of this prospectus, we have completed the equity pledge registration with the competent Administration for Market Regulation in accordance with the PRC Property Rights Law and the Civil Code of the PRC.

Spouse Consent Letter

Pursuant to a series of spousal consent letters, executed by the spouses of the shareholders of the VIE, Mr. Bao and Mr. He, such signing spouses confirmed and agreed that the equity interests of the VIE are the own property of their applicable spouses and shall not constitute the community property of the couples. Such spouses also irrevocably waived any potential right or interest that may be granted by operation of applicable law in connection with the equity interests of the VIE held by their applicable spouses.

On September 4, 2019, Mr. Bao’s spouse executed the second amended and restated spousal consent letter while Mr. He’s spouse executed an amended and restated spousal consent letter, which contains terms substantially similar to the spousal consent letter described above.

Business Operation Agreement

Pursuant to the business operation agreement entered into among UTime WFOE, the VIE and the shareholders of the VIE, the shareholders of the VIE agreed that without the prior written consent of UTime WFOE or any party designated by UTime WFOE, the VIE shall not engage in any transaction which may have a material or adverse effect on any of its assets, businesses, employees, obligations, rights or operations (except for those occurring in the due course of business or in day-to-day business operations, or those already disclosed to UTime WFOE and with the explicit prior written consent of UTime WFOE). In addition, the VIE and its shareholders jointly agreed to accept and strictly implement any proposal made by UTime WFOE from time to time regarding the employment and removal of the VIE’s employees, its day-to-day business management and the financial management system of the VIE.

On September 4, 2019, UTime WFOE, the VIE and the shareholders of the VIE entered into the second amended and restated business operation agreement, which contains terms substantially similar to the business operation agreement described above.

Exclusive Technical Consultation and Service Agreement

Pursuant to the exclusive technical consultation and service agreement entered into between UTime WFOE and the VIE, dated March 19, 2019, UTime WFOE has the exclusive right to provide or designate any entity to provide the VIE business support, technical and consulting services. Pursuant to such agreement, the VIE agreed to pay UTime WFOE (i) the service fees equal to the sum of 100% of the net income of the VIE of that year or such other amount otherwise agreed by UTime WFOE and the VIE; and (ii) a service fee otherwise confirmed by UTime WFOE and the VIE for specific technical services and consulting services provided by UTime WFOE in accordance with the VIE’s needs from time to time. The exclusive consultation and service agreement will continue to be valid unless the written agreement is signed by all parties thereto to terminate it or a mandatory termination is requested in accordance with applicable PRC laws and regulations.

Exclusive call option agreement

Pursuant to the exclusive call option agreement entered into among UTime WFOE, the VIE and the shareholders of the VIE, each of the shareholders has irrevocably granted UTime WFOE an exclusive option to purchase all or part of its equity interests in the VIE, and the VIE has irrevocably granted UTime WFOE an exclusive option to purchase all or part of its assets.

With regard to the equity transfer option, the total transfer price to be paid by UTime WFOE or any other entity or individual designated by UTime WFOE for exercising such option shall be the capital contribution mirrored by the corresponding transferred equity in the registered capital of the VIE, provided that if the lowest price permitted by the then-effective PRC laws is lower than the above capital contribution, the transfer price shall be the lowest price permitted by the PRC laws. With regard to the asset purchase option, the transfer price to be paid by UTime WFOE or any other entity or individual designated by UTime WFOE for exercising such option shall be the lowest price permitted by the then-effective PRC laws.

On September 4, 2019, UTime WFOE, VIE and the shareholders of VIE entered into the second amended and restated exclusive call option agreement, which contains terms substantially similar to the exclusive call option agreement described above.

Risks Associated with Our Corporate Structure and the VIE Agreements

Because we do not hold equity interests in the VIE and its subsidiaries, we are subject to risks and uncertainties of the interpretations and applications of PRC laws and regulations, including but not limited to, regulatory review of overseas listing of PRC companies through special purpose vehicles, and the validity and enforcement of the VIE Agreements. We are also subject to the risks and uncertainties about any future actions of the PRC government in this regard that could disallow the VIE structure, which would likely result in a material change in our operations, and the value of our securities may depreciate significantly or become worthless. The VIE Agreements have not been tested in a court of law in China as of the date of this prospectus.

The contractual agreements may not be as effective as the control provided by having a direct ownership in the VIE and we may incur substantial costs to enforce the terms of the arrangements. We have no direct or indirect equity interests in the VIE or any of its subsidiaries. Uncertainties in the PRC legal system may limit our ability, as a Cayman Islands holding company, to enforce these contractual agreements. The contractual agreements have not been tested in a court of law. Meanwhile, there are very few precedents as to whether contractual agreements would be judged to form effective control over the relevant VIE through the contractual arrangements, or how contractual arrangements in the context of a VIE should be interpreted or enforced by the PRC courts. Should legal actions become necessary, we cannot guarantee that the court will rule in favor of the enforceability of the VIE contractual arrangements. In the event we are unable to enforce these contractual arrangements, or if we suffer significant delay or other obstacles in the process of enforcing these contractual arrangements, we may not be able to determine the most significant economic activities of the VIE, and our ability to conduct our business may be materially adversely affected. In addition, the enforceability of the various contracts described above by our company against the VIE is dependent upon the shareholders of the VIE. If the shareholders of the VIE fail to perform their obligations under the contractual arrangements, we could be unable to enforce the contractual arrangements that enable us to consolidate the VIE’s operations and financial results in our financial statements in accordance with U.S. GAAP as the primary beneficiary. If this happens, we would need to deconsolidate the VIE. The majority of our assets, including the necessary licenses to conduct business in China are held by the VIE and its PRC subsidiaries and a significant part of our revenues are generated by the VIE and its subsidiaries. Any event that results in the deconsolidation of the VIE would have a material effect on our operations and result in the value of our ordinary shares diminishing substantially or even become worthless. See “Item 3. Key Information—D. Risk Factors—Risks Related to Our Corporate Structure—We do not hold direct equity interest in the VIE. We rely on contractual arrangements with our VIE and its shareholders for a large portion of our business operations, which may not be as effective as direct ownership in providing operational control.” and “—The shareholders of our VIE may have potential conflicts of interest with us, which may materially and adversely affect our business and financial condition” in the 2024 Annual Report for details.

We are subject to risks due to the uncertainty of the interpretation and application of the laws and regulations of the PRC, regarding the VIE and the VIE structure, including, but not limited to, regulatory review of overseas listing of PRC companies through a special purpose vehicle, and the validity and enforcement of the contractual arrangements with the VIE. It is uncertain whether any new PRC laws or regulations relating to the VIE structure will be adopted or if adopted, what they would provide. If we or the VIE is found to be in violation of any existing or future PRC laws or regulations, or fail to obtain or maintain any of the required permits or approvals, the relevant PRC regulatory authorities would have broad discretion to take action in dealing with such violations or failures.

If the PRC government deems that our contractual arrangements with the VIE do not comply with PRC regulatory restrictions on foreign investment in the relevant industries, or if these regulations or the interpretation of existing regulations change or are interpreted differently in the future, we could be subject to severe penalties or be forced to relinquish our interests in those operations. Our Cayman Islands holding company, our PRC subsidiaries and the VIE, and investors of our company face uncertainty about potential future actions by the PRC government that could affect the enforceability of the contractual arrangements with the VIE and, consequently, significantly affect the financial performance of the VIE and our company as a whole. We are also subject to the risk that the Chinese regulatory authorities could disallow the VIE structure, which could result in a material change in our operations and the value of our ordinary shares, including that it could cause the value of our ordinary shares to significantly decline or become worthless. See “Item 3. Key Information—D. Risk Factors—Risks Related to Our Corporate Structure—UTime Limited is a holding company with no material operation. We conduct substantially all of our operations through the VIE and its subsidiaries, and we rely on contractual arrangements with the VIE and its shareholders to operate our business. If the PRC government deems that the agreements that establish the structure for operating some of our operations in China do not comply with PRC regulations relating to the relevant industries, or if these regulations or the interpretation of existing regulations change in the future, we could be subject to severe penalties or be forced to relinquish our interests in those operations” and “—Substantial uncertainties exist with respect to the interpretation and implementation of the newly enacted PRC Foreign Investment Law and its Implementation Regulations and how they may impact the viability of our current corporate structure, corporate governance, business operations and financial results” in the 2024 Annual Report for details.

We face various risks and uncertainties related to doing business in China. Our business operations are primarily conducted in China, and we are subject to complex and evolving PRC laws and regulations. For example, we face risks associated with regulatory approvals on overseas offerings conducted by and foreign investment in China-based issuers, the use of the VIE, anti-monopoly regulatory actions, and oversight on cybersecurity and data privacy. Recently, the PRC government has indicated an intent to exert more oversight and control over offerings that are conducted overseas and/or foreign investment in China-based issuers, and initiated a series of regulatory actions and made a number of public statements to regulate business operations in China, some of which are published with little advance notice, including cracking down on illegal activities in the securities market, enhancing supervision over China-based companies listed overseas using variable interest entity structure, adopting new measures to extend the scope of cybersecurity reviews, and expanding the efforts in anti-monopoly enforcement. These risks could result in a material adverse change in our operations and the value of our ordinary shares, significantly limit or completely hinder our ability to continue to offer ordinary shares to investors, or cause the value of such ordinary shares to significantly decline or become worthless. For a detailed description of risks related to doing business in China, “Item 3. Key Information—D. Risk Factors—Risks Related to Doing Business in China” in the 2024 Annual Report for details.

Risks and uncertainties arising from the legal system in China, including risks and uncertainties regarding the enforcement of laws and quickly evolving rules and regulations in China, could result in a material adverse change in our operations and the value of our ordinary shares. For more details, see “Item 3. Key Information—D. Risk Factors—Risks Related to Doing Business in China—Uncertainties with respect to the PRC legal system and changes in laws and regulations in China could adversely affect us” in 2024 Annual Report for details.

In addition, our Ordinary Shares may be prohibited from trading on a national exchange or over-the-counter under the HFCA Act if the PCAOB is unable to inspect our auditor for three consecutive years beginning in 2021. Our auditor Audit Alliance LLP. (“AA”) is an auditor of companies that are traded publicly in the United States and a firm registered with the PCAOB. AA is subject to laws in the United States pursuant to which the PCAOB conducts regular inspections to assess its compliance with the applicable professional standards. Our auditor is headquartered in Singapore, and is subject to inspection by the PCAOB on a regular basis. Our auditor is not subject to the determinations announced by the PCAOB on December 16, 2021. If trading in our Ordinary Shares is prohibited under the HFCA Act in the future because the PCAOB determines that it cannot inspect or fully investigate our auditor at such future time, Nasdaq may determine to delist our Ordinary Shares and trading in our Ordinary Shares could be prohibited. On December 23, 2022, the Accelerating Holding Foreign Companies Accountable Act was enacted, which amended the HFCA Act by requiring the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three, thus reducing the time period for triggering the delisting of our Company and the prohibition of trading in our securities if the PCAOB is unable to inspect our accounting firm at such future time. On August 26, 2022, the China Securities Regulatory Commission, the MOF, and the PCAOB signed the Protocol, governing inspections and investigations of audit firms based in mainland China and Hong Kong, taking the first step toward opening access for the PCAOB to inspect and investigate registered public accounting firms headquartered in mainland China and Hong Kong. Pursuant to the fact sheet with respect to the Protocol disclosed by the SEC, the PCAOB shall have independent discretion to select any issuer audits for inspection or investigation and has the unfettered ability to transfer information to the SEC. On December 15, 2022, the PCAOB Board determined that the PCAOB was able to secure complete access to inspect and investigate registered public accounting firms headquartered in mainland China and Hong Kong and voted to vacate its previous determinations to the contrary. However, should PRC authorities obstruct or otherwise fail to facilitate the PCAOB’s access in the future, the PCAOB Board will consider the need to issue a new determination. On December 29, 2022, the Consolidated Appropriations Act was signed into law by President Biden. The Consolidated Appropriations Act contained, among other things, an identical provision to Accelerating Holding Foreign Companies Accountable Act, which reduces the number of consecutive non-inspection years required for triggering the prohibitions under the HFCA Act from three years to two. See “Risk Factors—Risks Related to Doing Business in China—Recent joint statement by the SEC and the Public Company Accounting Oversight Board (United States), or the “PCAOB,” rule changes by Nasdaq, and an act passed by the U.S. Senate all call for additional and more stringent criteria to be applied to emerging market companies upon assessing the qualification of their auditors, especially the non-U.S. auditors who are not inspected by the PCAOB. These developments could negatively affect our securities.”

Business Overview

We conduct our business in China through the PRC operating entities. The following description of our business is a description of the business of the PRC operating entities. See “—Our Corporate Structure—Contractual Arrangements with the VIE” for a summary of the VIE Agreements.

We are committed to providing cost-effective mobile devices to consumers globally and to helping low-income individuals from established markets, including the United States, and emerging markets, including India and countries in South Asia and Africa, have better access to updated mobile technology.

We are mainly engaged in the design, development, production, sales and brand operation of mobile phones, accessories and related consumer electronics. We also provide Electronics Manufacturing Services (“EMS”), including Original Equipment Manufacturer (“OEM”), which we manufacture products solely pursuant to customers’ orders, and Original Design Manufacturer (“ODM”) services, which we not only manufacture but also design products based on clients’ demand, for well-known brands, such as TCL Communication Technology Holdings, Ltd., a subsidiary of TCL Corporation, Swagtek Inc., Shanghai Sunvov Communications Technology Co., Ltd. and T2Mobile International Limited. Our operations are based in China but most of our products are sold overseas, including India, Brazil, the United States, and other emerging markets countries in South Asia, Africa and Europe. We have two in-house brands, “UTime,” which is our middle-to-high end label and targets middle class consumers from emerging markets; and “Do”, our low- to mid-end brand, which is positioned to target grassroots consumers and price-sensitive consumers in emerging markets. Our prime end user groups are segmented into regions like South America, South Asia, Southeast Asia and Africa.

We value systematic management and organize production with strictly high-quality standards and production technology. We continuously endeavor to improve our overall manufacturing service level, to strengthen our cost control processes, and to enhance our ability to respond rapidly to market dynamics in order to ensure a sustainable development in our EMS segment, especially in Printed Circuit Board and Assembly (“PCBA”) for consumer electronic products. For more details about our business in China and India, see “Item 4. Information on the Company—4B. Business Overview” in our 2024 Annual Report.

Summary of Risk Factors

Investing in our securities involves significant risks. You should carefully consider all of the information in this prospectus before making an investment in our securities. Below please find a summary of the principal risks we face, organized under relevant headings. These risks are discussed more fully under “Item 3. Key Information—D. Risk Factors” in the 2024 Annual Report and in the section titled “Risk Factors” beginning on page 24 of this prospectus.

Risks Related to Our Business and Industry (for a more detailed discussion, see “Item 3. Key Information—D. Risk Factors—Risks Related to Our Business and Industry” in the 2024 Annual Report)

Risks and uncertainties related to our business include, but are not limited to, the following:

●	Because material amounts of our funds are held in banks where only limited protection on deposit accounts is required, the failure of any bank in which we deposit our funds could result in a loss of those funds to the extent exceeding the amounts protected and could, depending on the amount involved, affect our ability to continue in business. (see “Because material amounts of our funds are held in banks where only limited protection on deposit accounts is required, the failure of any bank in which we deposit our funds could result in a loss of those funds to the extent exceeding the amounts protected and could, depending on the amount involved, affect our ability to continue in business” on page 17 of the 2024 Annual Report);

●	We may need to raise additional capital or obtain loans from financial institutions from time to time and our operations could be curtailed if we are unable to obtain the required additional funding when needed. We may not be able to do so when necessary, and/or the terms of any financings may not be advantageous to us (see “We may need to raise additional capital or obtain loans from financial institutions from time to time and our operations could be curtailed if we are unable to obtain the required additional funding when needed. We may not be able to do so when necessary, and/or the terms of any financings may not be advantageous to us” on page 18 of the 2024 Annual Report);

●	We generate a significant portion of our net revenues from a small number of major customers and key projects and any loss of business from these customers or key projects could reduce our net revenues and significantly harm our business (see “We generate a significant portion of our net revenues from a small number of major customers and key projects and any loss of business from these customers or key projects could reduce our net revenues and significantly harm our business” on page 18 of the 2024 Annual Report);

●	The outbreak of the coronavirus in China, and across the world may have a material adverse effect on our business (see “The outbreak of the coronavirus in China and across the world may have a material adverse effect on our business” on page 19 of the 2024 Annual Report);

●	We depend on third party service providers for logistics and aftersales services, and any failure of our third party service providers to perform may have a material negative impact on our business (see “We depend on third party service providers for logistics and aftersales services, and any failure of our third party service providers to perform may have a material negative impact on our business” on page 21 of the 2024 Annual Report);

●	We rely on outsourcing manufacturers to produce a majority of our products. If we encounter issues with them, our business and results of operations could be materially and adversely affected (see “We rely on outsourcing manufacturers to produce a majority of our products. If we encounter issues with them, our business and results of operations could be materially and adversely affected” on page 21 of the 2024 Annual Report);

●	Our international expansion is subject to a variety of costs and risks and we may not be successful, which could adversely affect our profitability and operating results (see “Our international expansion is subject to a variety of costs and risks and we may not be successful, which could adversely affect our profitability and operating results” on page 22 of the 2024 Annual Report);

●	We operate in a rapidly evolving industry. If we fail to keep up with technological developments and changing requirements of our customers, business, financial condition and results of operations may be materially and adversely affected (see “We operate in a rapidly evolving industry. If we fail to keep up with technological developments and changing requirements of our customers, business, financial condition and results of operations may be materially and adversely affected” on page 22 of the 2024 Annual Report);

●	We face intense competition from onshore and offshore third party software providers in the mobile phone market, and, if we are unable to compete effectively, we may lose customers and our revenues may decline. The lack of technological development and increase in competition may lead to a decline in our sustainable growth (see “We face intense competition from onshore and offshore third party software providers in the mobile phone market, and, if we are unable to compete effectively, we may lose customers and our revenues may decline. The lack of technological development and increase in competition may lead to a decline in our sustainable growth” on page 22 of the 2024 Annual Report);

●	Security and privacy breaches may expose us to liability and harm our reputation and business (see “Security and privacy breaches may expose us to liability and harm our reputation and business” on page 23 of the 2024 Annual Report);

●	We could be impacted by unfavorable results of legal proceedings, including the pending proceeding against Do Mobile, and may, from time to time, be involved in future litigation in which substantial monetary damages are sought (see “We could be impacted by unfavorable results of legal proceedings, including the pending proceeding against Do Mobile, and may, from time to time, be involved in future litigation in which substantial monetary damages are sought” on page 27 of the 2024 Annual Report);

●	Compromised product quality of our mobile products may damage our brand and reputation of and customers could stop using our mobile handsets (see “Compromised product quality of our mobile products may damage our brand and reputation of and customers could stop using our mobile handsets” on page 27 of the 2024 Annual Report);

●	We are dependent on raw materials and mobile device components from off shore entities and from local markets, and an increase in their cost could have an adverse effect on our business (see “We are dependent on raw materials and mobile device components from off shore entities and from local markets, and an increase in their cost could have an adverse effect on our business” on page 28 of the 2024 Annual Report);

●	The agreements governing the loan facilities we currently have contain restrictions and limitations that could significantly affect our ability to operate our business, raise capital, as well as significantly affect our liquidity, and therefore could adversely affect our results of operations (see “The agreements governing the loan facilities we currently have contain restrictions and limitations that could significantly affect our ability to operate our business, raise capital, as well as significantly affect our liquidity, and therefore could adversely affect our results of operations” on page 30 of the 2024 Annual Report); and

●	Controversies affecting China’s trade with the United States could harm our operations (see “Controversies affecting China’s trade with the United States could harm our operations” on page 31 of the 2024 Annual Report).

Risks Related to Our Corporate Structure (for a more detailed discussion, see “Item 3. Key Information—D. Risk Factors—Risks Related to Our Corporate Structure” in our 2024 Annual Report)

We are also subject to risks and uncertainties relating to our corporate structure, including, but not limited to, the following:

●	We are a holding company, and will rely on dividends paid by our subsidiaries for our cash needs. Any limitation on the ability of our subsidiaries to make dividend payments to us, or any tax implications of making dividend payments to us, could limit our ability to pay our parent company expenses or pay dividends to holders of our ordinary shares (see “We are a holding company, and will rely on dividends paid by our subsidiaries for our cash needs. Any limitation on the ability of our subsidiaries to make dividend payments to us, or any tax implications of making dividend payments to us, could limit our ability to pay our parent company expenses or pay dividends to holders of our ordinary shares” on page 31 of the 2024 Annual Report);

●	Minfei Bao, our founder and director, as well as Min He, one of our directors, will continue to have significant influence over us after our initial public offering, including control over decisions that require the approval of shareholders, which could limit your ability to influence the outcome of matters submitted to shareholders for a vote (see “Minfei Bao, our founder and director, and Min He will continue to have significant influence over us after our initial public offering, including control over decisions that require the approval of shareholders, which could limit your ability to influence the outcome of matters submitted to shareholders for a vote” on page 32 of the 2024 Annual Report);

●	We may become subject to taxation in the Cayman Islands, which would negatively affect our results (see “We may become subject to taxation in the Cayman Islands, which would negatively affect our results” on page 33 of the 2024 Annual Report);

●	Because we are incorporated under the laws of the Cayman Islands, you may face difficulties in protecting your interests, and your ability to protect your rights through the U.S. Federal courts may be limited (see “Because we are incorporated under the laws of the Cayman Islands, you may face difficulties in protecting your interests, and your ability to protect your rights through the U.S. Federal courts may be limited” on page 34 of the 2024 Annual Report);

●	UTime Limited is a holding company with no material operation. We conduct substantially all of our operations through the VIE and its subsidiaries, and we rely on contractual arrangements with the VIE and its shareholders to operate our business. If the PRC government deems that the agreements that establish the structure for operating some of our operations in China do not comply with PRC regulations relating to the relevant industries, or if these regulations or the interpretation of existing regulations change in the future, we could be subject to severe penalties or be forced to relinquish our interests in those operations (see “UTime Limited is a holding company with no material operation. We conduct substantially all of our operations through the VIE and its subsidiaries, and we rely on contractual arrangements with the VIE and its shareholders to operate our business. If the PRC government deems that the agreements that establish the structure for operating some of our operations in China do not comply with PRC regulations relating to the relevant industries, or if these regulations or the interpretation of existing regulations change in the future, we could be subject to severe penalties or be forced to relinquish our interests in those operations” on page 36 of the 2024 Annual Report);

●	We do not hold direct equity interest in the VIE. We rely on contractual arrangements with our VIE and its shareholders for a large portion of our business operations, which may not be as effective as direct ownership in providing operational control (see “We do not hold direct equity interest in the VIE. We rely on contractual arrangements with our VIE and its shareholders for a large portion of our business operations, which may not be as effective as direct ownership in providing operational control” on page 37 of the 2024 Annual Report);

●	Any failure by our VIE or its shareholders to perform their obligations under our contractual arrangements with them would have a material and adverse effect on our business (see “Any failure by our VIE or its shareholders to perform their obligations under our contractual arrangements with them would have a material and adverse effect on our business” on page 38 of the 2024 Annual Report);

●	Our contractual arrangements are governed by PRC laws. Accordingly, these contracts would be interpreted in accordance with PRC laws, and any disputes would be resolved in accordance with PRC legal procedures, which may not protect you as much as those of other jurisdictions, such as the United States (see “Our contractual arrangements are governed by PRC laws. Accordingly, these contracts would be interpreted in accordance with PRC laws, and any disputes would be resolved in accordance with PRC legal procedures, which may not protect you as much as those of other jurisdictions, such as the United States” on page 38 of the 2024 Annual Report);

●	PRC regulation of loans to and direct investment in PRC entities by offshore holding companies to PRC entities may delay or prevent us from making loans or additional capital contributions to our PRC operating subsidiaries (see “PRC regulation of loans to and direct investment in PRC entities by offshore holding companies to PRC entities may delay or prevent us from making loans or additional capital contributions to our PRC operating subsidiaries” on page 39 of the 2024 Annual Report);

●	If the chops of our PRC subsidiary and the VIE are not kept safely, are stolen or are used by unauthorized persons or for unauthorized purposes, the corporate governance of these entities could be severely and adversely compromised (see “If the chops of our PRC subsidiary and the VIE are not kept safely, are stolen or are used by unauthorized persons or for unauthorized purposes, the corporate governance of these entities could be severely and adversely compromised” on page 39 of the 2024 Annual Report);

●	The shareholders of our VIE may have potential conflicts of interest with us, which may materially and adversely affect our business and financial condition (see “The shareholders of our VIE may have potential conflicts of interest with us, which may materially and adversely affect our business and financial condition” on page 39 of the 2024 Annual Report);

●	Contractual arrangements in relation to our VIE may be subject to scrutiny by the PRC tax authorities and they may determine that we or our VIE owes additional taxes, which could negatively affect our financial condition and the value of your investment (see “Contractual arrangements in relation to our VIE may be subject to scrutiny by the PRC tax authorities and they may determine that we or our VIE owes additional taxes, which could negatively affect our financial condition and the value of your investment” on page 40 of the 2024 Annual Report); and

●	We may lose the ability to use and enjoy assets held by our VIE that are material to the operation of certain portion of our business if our VIE goes bankrupt or becomes subject to a dissolution or liquidation proceeding (see “We may lose the ability to use and enjoy assets held by our VIE that are material to the operation of certain portion of our business if our VIE goes bankrupt or becomes subject to a dissolution or liquidation proceeding” on page 40 of the 2024 Annual Report); and

●	Substantial uncertainties exist with respect to the interpretation and implementation of the newly enacted PRC Foreign Investment Law and its Implementation Regulations and how they may impact the viability of our current corporate structure, corporate governance, business operations and financial results (see “Substantial uncertainties exist with respect to the interpretation and implementation of the newly enacted PRC Foreign Investment Law and its Implementation Regulations and how they may impact the viability of our current corporate structure, corporate governance, business operations and financial results” on page 41 of the 2024 Annual Report).

Risks Related to Doing Business in China (for a more detailed discussion, see “Item 3. Key Information—D. Risk Factors—Risks Related to Doing Business in China” in our 2024 Annual Report and “Risk Factors—Risks Related to Doing Business in China” beginning on page 24 of this prospectus)

We face risks and uncertainties relating to doing business in the PRC in general, including, but not limited to, the following:

●	Changes in China’s economic, political or social conditions or government policies could have a material adverse effect on our business and operations (see “Changes in China’s economic, political or social conditions or government policies could have a material adverse effect on our business and operations” on page 42 of the 2024 Annual Report);

●	PRC laws and regulations governing the PRC operating entities’ current business operations are sometimes vague and uncertain and any changes in such laws and regulations may impair the PRC operating entities’ ability to operate profitable (see “Uncertainties with respect to the PRC legal system and changes in laws and regulations in China could adversely affect us” on page 42 of the 2024 Annual Report);

●	We may be required to obtain permission or approval from Chinese authorities to operate and issue ordinary shares to foreign investors in our offering and/or listing on the Nasdaq Capital Market, and if required and we or the VIE or the VIE’s subsidiaries are not able to obtain such permission or approval in a timely manner, our ordinary shares may substantially decline in value and become worthless. The CSRC has released for public consultation the draft rules for China-based companies seeking to conduct initial public offerings in foreign markets. While such rules have not yet gone into effect, the Chinese government may exert more oversight and control over offerings that are conducted overseas and foreign investment in China-based issuers, which could significantly limit or completely hinder our ability to continue to offer our ordinary shares to investors and could cause the value of our ordinary shares to significantly decline or become worthless. We have not applied for, received or been denied approval from Chinese authorities to list on the Nasdaq Capital Market (see “We may be required to obtain permission or approval or other compliance procedures from Chinese authorities to operate and issue ordinary shares to foreign investors in our offering and/or listing on the NASDAQ Capital Market, and if required, if we or the VIE or the VIE’s subsidiaries are not able to obtain such permission or approval in a timely manner, our ordinary shares may substantially decline in value and become worthless” on page 43 of the 2024 Annual Report);

●	The PRC government exerts substantial influence over the manner in which we conduct our business activities. The PRC government may also intervene or influence our operations at any time, which could result in a material change in our operations and our ordinary shares could decline in value or become worthless (see “The PRC government exerts substantial influence over the manner in which we conduct our business activities. The PRC government may also intervene or influence our operations at any time, which could result in a material change in our operations and our ordinary shares could decline in value or become worthless” on page 44 of the 2024 Annual Report);

●	There are significant uncertainties under the PRC Enterprise Income Tax Law relating to the withholding tax liabilities of our PRC Subsidiary, and dividends payable by our PRC Subsidiary to us through our Hong Kong subsidiary may not qualify to enjoy certain treaty benefits (see “There are significant uncertainties under the PRC Enterprise Income Tax Law relating to the withholding tax liabilities of our PRC Subsidiary, and dividends payable by our PRC Subsidiary to us through our Hong Kong subsidiary may not qualify to enjoy certain treaty benefits” on page 45 of the 2024 Annual Report);

●	Our ordinary shares may be delisted under the HFCA Act if the PCAOB is unable to adequately inspect audit documentation located in China. The delisting of our ordinary shares, or the threat of their being delisted, may materially and adversely affect the value of your investment. Additionally, the inability of the PCAOB to conduct adequate inspections deprives our investors with the benefits of such inspections. Furthermore, on June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act, and on December 29, 2022, a legislation entitled “Consolidated Appropriations Act, 2023” (the “Consolidated Appropriations Act”) was signed into law by President Biden, which contained, among other things, an identical provision to Accelerating Holding Foreign Companies Accountable Act and amended the Holding Foreign Companies Accountable Act by reducing the period of time for foreign companies to comply with PCAOB audits to two consecutive years, instead of three, thus reducing the time period before our securities may be prohibited from trading or delisted (see “Our ordinary shares may be delisted under the HFCA Act if the PCAOB is unable to adequately inspect audit documentation located in China. The delisting of our ordinary shares, or the threat of their being delisted, may materially and adversely affect the value of your investment. Additionally, the inability of the PCAOB to conduct adequate inspections deprives our investors with the benefits of such inspections. Furthermore, on June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act, and on December 29, 2022, a legislation entitled “Consolidated Appropriations Act, 2023” (the “Consolidated Appropriations Act”) was signed into law by President Biden, which contained, among other things, an identical provision to Accelerating Holding Foreign Companies Accountable Act and amended the Holding Foreign Companies Accountable Act by reducing the period of time for foreign companies to comply with PCAOB audits to two consecutive years, instead of three, thus reducing the time period before our securities may be prohibited from trading or delisted” on page 45 of the 2024 Annual Report);

●	Recent joint statement by the SEC and the Public Company Accounting Oversight Board (United States), or the “PCAOB,” rule changes by Nasdaq, and an act passed by the U.S. Senate all call for additional and more stringent criteria to be applied to emerging market companies upon assessing the qualification of their auditors, especially the non-U.S. auditors who are not inspected by the PCAOB. These developments could negatively affect our securities (see “Recent joint statement by the SEC and the Public Company Accounting Oversight Board (United States), or the “PCAOB,” rule changes by Nasdaq, and an act passed by the U.S. Senate all call for additional and more stringent criteria to be applied to emerging market companies upon assessing the qualification of their auditors, especially the non-U.S. auditors who are not inspected by the PCAOB. These developments could negatively affect our securities” on page 46 of the 2024 Annual Report);

●	There are uncertainties under the PRC laws relating to the procedures for U.S. regulators to investigate and collect evidence from companies located in the PRC (see “There are uncertainties under the PRC laws relating to the procedures for U.S. regulators to investigate and collect evidence from companies located in the PRC” on page 49 of the 2024 Annual Report);

●	The M&A Rules and certain other PRC regulations establish complex procedures for some acquisitions of PRC companies by foreign investors, which could make it more difficult for us to pursue growth through acquisitions in China (see “The M&A Rules and certain other PRC regulations establish complex procedures for some acquisitions of PRC companies by foreign investors, which could make it more difficult for us to pursue growth through acquisitions in China” on page 51 of the 2024 Annual Report);

●	PRC regulations relating to the establishment of offshore special purpose companies by PRC residents may subject our PRC resident beneficial owners or our PRC Subsidiary to liability or penalties, limit our ability to inject capital into our PRC Subsidiary, limit our PRC Subsidiary’s ability to increase their registered capital or distribute profits to us, or may otherwise adversely affect us (see “PRC regulations relating to the establishment of offshore special purpose companies by PRC residents may subject our PRC resident beneficial owners or our PRC Subsidiary to liability or penalties, limit our ability to inject capital into our PRC Subsidiary, limit our PRC Subsidiary’s ability to increase their registered capital or distribute profits to us, or may otherwise adversely affect us” on page 51 of the 2024 Annual Report);

●	If we are classified as a PRC resident enterprise for PRC income tax purposes, such classification could result in unfavorable tax consequences to us and our non-PRC shareholders (see “If we are classified as a PRC resident enterprise for PRC income tax purposes, such classification could result in unfavorable tax consequences to us and our non-PRC shareholders” on page 53 of the 2024 Annual Report);

●	We face uncertainty with respect to indirect transfers of equity interests in PRC resident enterprises by their non-PRC holding companies (see “We face uncertainty with respect to indirect transfers of equity interests in PRC resident enterprises by their non-PRC holding companies” on page 54 of the 2024 Annual Report);

●	You may experience difficulties in effecting service of legal process, enforcing foreign judgments, or bringing actions in China against us or our directors and officers that reside outside the United States based on foreign laws. It may also be difficult for you or overseas regulators to conduct investigations or collect evidence within China (see “You may experience difficulties in effecting service of legal process, enforcing foreign judgments, or bringing actions in China against us or our directors and officers that reside outside the United States based on foreign laws. It may also be difficult for you or overseas regulators to conduct investigations or collect evidence within China” on page 48 of this prospectus);

●	If the PRC government determines that the VIE Agreements constituting part of the VIE structure do not comply with PRC regulations, or if these regulations change or are interpreted differently in the future, we may be unable to assert our contractual rights over the assets of the VIE, and our Ordinary Shares may decline in value or become worthless (see “If the PRC government determines that the VIE Agreements constituting part of the VIE structure do not comply with PRC regulations, or if these regulations change or are interpreted differently in the future, we may be unable to assert our contractual rights over the assets of the VIE, and our Ordinary Shares may decline in value or become worthless” on page 24 of this prospectus);

●	Uncertainties in the interpretation and enforcement of PRC laws and regulations and changes in policies, rules, and regulations in China, which may be quick with little advance notice, could limit the legal protection available to you and us (see “Uncertainties in the interpretation and enforcement of PRC laws and regulations and changes in policies, rules, and regulations in China, which may be quick with little advance notice, could limit the legal protection available to you and us” on page 25 of this prospectus);

●	Given the Chinese government’s significant oversight and discretion over the conduct of our business, the Chinese government may intervene or influence our operations at any time, which could result in a material change in our operations and/or the value of our securities (see “Given the Chinese government’s significant oversight and discretion over the conduct of our business, the Chinese government may intervene or influence our operations at any time, which could result in a material change in our operations and/or the value of our securities” on page 25 of this prospectus);

●	Any actions by the Chinese government, including any decision to intervene or influence the operations of our PRC subsidiary or the VIE or to exert control over any offering of securities conducted overseas and/or foreign investment in China-based issuers, may cause us to make material changes to the operations of our PRC subsidiary or the VIE, may limit or completely hinder our ability to offer or continue to offer securities to investors, and may cause the value of such securities to significantly decline or be worthless (see “Any actions by the Chinese government, including any decision to intervene or influence the operations of our PRC subsidiary or the VIE or to exert control over any offering of securities conducted overseas and/or foreign investment in China-based issuers, may cause us to make material changes to the operations of our PRC subsidiary or the VIE, may limit or completely hinder our ability to offer or continue to offer securities to investors, and may cause the value of such securities to significantly decline or be worthless” on page 26 of this prospectus);

●	Recent greater oversight by the CAC over data security, particularly for companies seeking to list on a foreign exchange, could adversely impact our business and our offering (see “Recent greater oversight by the CAC over data security, particularly for companies seeking to list on a foreign exchange, could adversely impact our business and our offering” on page 26 of this prospectus); and

●	The Opinions recently issued by the General Office of the Central Committee of the Communist Party of China and the General Office of the State Council may subject us to additional compliance requirement in the future (see “The Opinions recently issued by the General Office of the Central Committee of the Communist Party of China and the General Office of the State Council may subject us to additional compliance requirement in the future” on page 27 of this prospectus).

Risks Relating to Our Ordinary Shares and the Trading Market (for a more detailed discussion, see “Item 3. Key Information—D. Risk Factors—Risks Relating to Our Ordinary Shares” in our 2024 Annual Report)

In addition to the risks described above, we are subject to general risks and uncertainties relating to our Ordinary Shares and the trading market, including, but not limited to, the following:

●	The trading prices of our ordinary shares are likely to be volatile, which could result in substantial losses to investors (see “The trading prices of our ordinary shares are likely to be volatile, which could result in substantial losses to investors” on page 60 of the 2024 Annual Report);

●	Future issuance of our ordinary shares could cause dilution of ownership interests and adversely affect our stock price (see “Future issuance of our ordinary shares could cause dilution of ownership interests and adversely affect our stock price” on page 61 of the 2024 Annual Report);

●	As a foreign private issuer, we are subject to different U.S. securities laws and Nasdaq governance standards than domestic U.S. issuers. This may afford less protection to holders of our ordinary shares, and you may not receive corporate and company information and disclosure that you are accustomed to receiving or in a manner in which you are accustomed to receiving it (see “As a foreign private issuer, we are subject to different U.S. securities laws and Nasdaq governance standards than domestic U.S. issuers. This may afford less protection to holders of our ordinary shares, and you may not receive corporate and company information and disclosure that you are accustomed to receiving or in a manner in which you are accustomed to receiving it” on page 62 of the 2024 Annual Report);

●	Because we are a foreign private issuer and are exempt from certain Nasdaq corporate governance standards applicable to U.S. issuers, you will have less protection than you would have if we were a domestic issuer (see “We may lose our foreign private issuer status in the future, which could result in significant additional costs and expenses” on page 62 of the 2024 Annual Report);

●	As an “emerging growth company” under the JOBS Act, we are allowed to postpone the date by which we must comply with some of the laws and regulations intended to protect investors and to reduce the amount of information we provide in our reports filed with the SEC, which could undermine investor confidence in our company and adversely affect the market price of our ordinary shares (see “As an “emerging growth company” under the JOBS Act, we are allowed to postpone the date by which we must comply with some of the laws and regulations intended to protect investors and to reduce the amount of information we provide in our reports filed with the SEC, which could undermine investor confidence in our company and adversely affect the market price of our ordinary shares” on page 62 of the 2024 Annual Report);

●	If we are classified as a passive foreign investment company, United States taxpayers who own our ordinary shares may have adverse United States federal income tax consequences (see “If we are classified as a passive foreign investment company, United States taxpayers who own our ordinary shares may have adverse United States federal income tax consequences” on page 63 of the 2024 Annual Report); and

Permissions Required from the PRC Authorities for Our Operations

Our operations in China are governed by PRC laws and regulations. As of the date of this prospectus, each of UTime WFOE, the VIE and the VIE’s subsidiaries in China has obtained the requisite licenses and permits from the PRC government authorities that are material for the business operations in China. UTime WFOE, the VIE and the VIE’s subsidiaries in China are not operating in an industry that prohibits or limits foreign investment. As a result, UTime WFOE, the VIE and the VIE’s subsidiaries in China are not required to obtain any permission from Chinese authorities to operate other than those requisite for a domestic company in China will need to engage in the businesses similar to ours. Such licenses and permissions include, among others, the Business License, Certificate of the Customs of the People’s Republic of China on Registration of A Customs Declaration Entity, and other relevant permits required for operating our business. Neither have we nor our subsidiaries or the VIE or the VIE’s subsidiaries received any denial of permissions for their operation.

Furthermore, the PRC government has recently indicated an intent to exert more oversight and control over offerings that are conducted overseas and/or foreign investment in China-based issuers. Accordingly, there have been certain new or draft laws, regulations in relation to cybersecurity and data privacy, offerings conducted overseas by, and foreign investment in, China-based issuers (the “New Regulations”). For more detailed information, see “Item 4. Information on the Company—B. Business Overview—Regulations—Regulations on Overseas Listings” and “—Regulation on Information Security and Censorship” in our 2024 Annual Report. According to the New Regulations, we may be required to fulfill filing, reporting procedures and obtain approval from the China Securities Regulatory Commission, or the CSRC, in connection with follow-on offering and other equivalent overseas offing activities in an overseas market, and may be required to go through cybersecurity review by the Cyberspace Administration of China, or the CAC. If the New Regulations are enacted as currently proposed and we fail to obtain the relevant approval or complete other filing procedures thereof, for any future overseas offering or listing, we may face sanctions by the CSRC or other PRC regulatory authorities, which may include fines and penalties on our operations in China, limitations on our operating privileges in China, restrictions on or prohibition of the payments or remittance of dividends by our subsidiaries in China, restrictions on or delays to our future financing transactions offshore, or other actions that could have a material and adverse effect on our business. Any failure of us to fully comply with new regulatory requirements may significantly limit or completely hinder our ability to continue to offer our ordinary shares, cause significant disruption to our business operations, and severely damage our reputation, which could materially and adversely affect our financial condition and results of operations and cause our ordinary shares to significantly decline in value or become worthless. For more detailed information, see “Item 3. Key Information—D. Risk Factors—Risks Related to Doing Business in China—We may be required to obtain permission or approval or other compliance procedures from Chinese authorities to operate and issue ordinary shares to foreign investors in our offering and/or listing on the Nasdaq Capital Market, and if required and we or the VIE or the VIE’s subsidiaries are not able to obtain such permission or approval in a timely manner, our ordinary shares may substantially decline in value and become worthless. The CSRC has released for public consultation the draft rules for China-based companies seeking to conduct initial public offerings in foreign markets. While such rules have not yet gone into effect, the Chinese government may exert more oversight and control over offerings that are conducted overseas and foreign investment in China-based issuers, which could significantly limit or completely hinder our ability to offer or continue to offer our ordinary shares to investors and could cause the value of our ordinary shares to significantly decline or become worthless. We have not applied for, received or been denied approval from Chinese authorities to list on the Nasdaq Capital Market” and “Item 3. Key Information—D. Risk Factors—Risks Related to Our Business and Industry—Security and privacy breaches may expose us to liability and harm our reputation and business” in our 2024 Annual Report.

On July 6, 2021, the General Office of the Central Committee of the Communist Party of China and the General Office of the State Council jointly issued the “Opinions on Severely Cracking Down on Illegal Securities Activities According to Law,” or the Opinions. The Opinions emphasized the need to strengthen the administration over illegal securities activities, and the need to strengthen the supervision over overseas listings by Chinese companies. Effective measures, such as promoting the construction of relevant regulatory systems will be taken to deal with the risks and incidents of China-concept overseas listed companies, and cybersecurity and data privacy protection requirements and similar matters. The Opinions and any related implementing rules to be enacted may subject us to compliance requirement in the future. Given the current regulatory environment in the PRC, we are still subject to the uncertainty of different interpretation and enforcement of the rules and regulations in the PRC adverse to us, which may take place quickly with little advance notice.

On December 28, 2021, thirteen PRC regulatory agencies, namely, the CAC, the NDRC, the Ministry of Industry and Information Technology, the Ministry of Public Security, the Ministry of State Security, the Ministry of Finance, MOFCOM, SAMR, CSRC, the People’s Bank of China, the National Radio and Television Administration, National Administration of State Secrets Protection and the National Cryptography Administration, jointly adopted and published the Measures for Cybersecurity Review, which further restates and expands the applicable scope of the cybersecurity review and took effect on February 15, 2022. Pursuant to Measures for Cybersecurity Review, if a network platform operator holding personal information of over one million users seeks for “foreign” listing, it must apply for the cybersecurity review. In addition, operators of critical information infrastructure purchasing network products and services are also obligated to apply for the cybersecurity review for such purchasing activities. Although the Measures for Cybersecurity Review provides no further explanation on the extent of “network platform operator” and “foreign” listing, we do not believe we are obligated to apply for a cybersecurity review pursuant to the Measures for Cybersecurity Review, considering that (i) we are not in possession of or otherwise holding personal information of over one million users and it is also very unlikely that we will reach such threshold in the near future; (ii) as of the date of this annual report, we have not received any notice or determination from applicable PRC governmental authorities identifying it as a critical information infrastructure operator.

On February 17, 2023, the CSRC promulgated the Trial Administrative Measures of the Overseas Securities Offering and Listing by Domestic Companies (the “Trial Measures”) and five supporting guidelines, which became effective on March 31, 2023. According to the Trial Measures, among other requirements, any domestic companies that seek to offer or list securities overseas, both directly and indirectly, should fulfil the filing procedures with the CSRC within three business days after the submission of the overseas offering and listing application. The Trial Measures provide that if an issuer meets both of the following criteria, the overseas offering and listing of securities conducted by such issuer shall be determined as an indirect overseas offering and listing by a PRC domestic enterprise and is therefore subject to the filing and reporting requirements as required thereunder: (i) any of the operating revenue, total profits, total assets or net assets of the PRC domestic enterprise(s) of the issuer in the most recent fiscal year accounts for more than 50% of the corresponding item in the issuer’s audited consolidated financial statements for the same period; and (ii) the main parts of the issuer’s operation activities are conducted in mainland China, or the principal operation premises are located in mainland China, or the majority of senior management personnel in charge of its business operations and management are PRC citizens or have habitual residences located in mainland China. The Trial Measures further stipulate that the determination as to whether a PRC domestic company is indirectly offering and listing securities in an overseas market shall be made on a substance-over-form basis. According to one of the Guidelines for Overseas Listing, where an issuer does not fall within the circumstances as stipulated aforementioned, but the risk factors disclosed in the submitted listing application documents pursuant to the relevant overseas market regulations are mainly related to mainland China, the securities companies and the PRC counsels of the issuer shall, act in accordance with the Trial Measures for Overseas Listing and follow the principle of substance-over-form, conduct comprehensive demonstration and identification with regard to whether the issuer falls within the scope which is subject to the filing requirements under the Trial Measures for Overseas Listing. If a PRC company fails to complete required filing procedures or conceals any material fact or falsifies any major content in its filing documents, such PRC company may be subject to administrative penalties, such as order to rectify, warnings, fines, and its controlling shareholders, actual controllers, the person directly in charge and other directly liable persons may also be subject to administrative penalties, such as warnings and fines. On the same day, the CSRC also held a press conference for the release of the Trial Measures and issued the Notice on Administration for the Filing of Overseas Offering and Listing by Domestic Companies, which, among others, clarifies that PRC domestic companies that have already been listed overseas on or before the effective date of the Trial Measures for Overseas Listing (i.e., March 31, 2023) can be deemed as existing issuers, or the Existing Issuers. Existing Issuers are not required to complete the filling procedures immediately for their historical offerings and listing, and they are required to file with the CSRC when they conduct subsequent financing activities. We do not believe that we are required to obtain the approval from or complete the filing with the CSRC because we became a public company before the Trial Measures went into effect. If in the future we are going to conduct any offering or financing in the U.S., we will complete filing procedures with the CSRC pursuant to the requirements of the Trial Measures. In addition, we have not received any formal inquiry, notice, warning, sanction, or objection from the CSRC with respect our listing on the Nasdaq Capital Market.

In addition, on February 24, 2023, the CSRC, together with Ministry of Finance of the PRC, National Administration of State Secrets Protection and National Archives Administration of China, revised the Provisions on Strengthening Confidentiality and Archives Administration for Overseas Securities Offering and Listing which was issued by the CSRC, National Administration of State Secrets Protection and National Archives Administration of China in 2009, or the Provisions. The revised Provisions is issued under the title the Provisions on Strengthening Confidentiality and Archives Administration of Overseas Securities Offering and Listing by Domestic Companies, and came into effect on March 31, 2023 together with the Trial Measures. One of the major revisions to the revised Provisions is expanding its application to cover indirect overseas offering and listing, as is consistent with the Trial Measures. The revised Provisions require that, including but not limited to (a) a domestic company that plans to, either directly or indirectly through its overseas listed entity, publicly disclose or provide to relevant individuals or entities including securities companies, securities service providers and overseas regulators, any documents and materials that contain state secrets or working secrets of government agencies, shall first obtain approval from competent authorities according to law, and file with the secrecy administrative department at the same level; and (b) domestic company that plans to, either directly or indirectly through its overseas listed entity, publicly disclose or provide to relevant individuals and entities including securities companies, securities service providers and overseas regulators, any other documents and materials that, if leaked, will be detrimental to national security or public interest, shall strictly fulfill relevant procedures stipulated by applicable national regulations. Where a PRC domestic company, after completing the relevant procedures, provides to securities companies, securities service providers or other entities with any documents and materials that contain state secrets or working secrets of government agencies, or any other documents and materials that would be detrimental to national security or public interest if leaked, a non-disclosure agreement must be signed between the provider and receiver of such information according to the relevant PRC laws and regulations, which must specify, among others, the obligations and liabilities on confidentiality held by such securities companies and securities service providers. Specifically, when a PRC domestic company provides accounting archives or copies of accounting archives to any entities including securities companies, securities service providers or overseas regulators and individuals, it must complete the due procedures in compliance with applicable national regulations.

As of the date of this prospectus, no relevant laws or regulations in the PRC explicitly require us to seek approval from the CSRC or the CAC or any other PRC governmental authorities for our offering and/or list on the NASDAQ Capital Market. Furthermore, we have not received any penalty, investigation or warning in connection with the operations of UTime WFOE, the VIE and VIE’s subsidiaries from the CSRC or the CAC or any other PRC governmental authorities, nor have we or the VIE or the VIE’s subsidiaries received any inquiry, notice, warning or sanctions regarding our offering from the CSRC or any other PRC governmental authorities. We believe that we, the VIE and the VIE’s subsidiaries have received has obtained all permissions and approvals to operate their respective business and are not required to obtain additional permission or approval from Chinese authorities to issue our ordinary shares to foreign investors or list on the NASDAQ Capital Market based on the PRC laws, regulations and rules currently in effect. However, since these statements and regulatory actions are newly published, however, official guidance and related implementation rules have not been issued, we are subject to the risks of uncertainty of any future actions of the PRC government in this regard including the risk that we inadvertently conclude that the permissions or approvals discussed here are not required, that applicable laws, regulations or interpretations change such that we or the VIE or the VIE’s subsidiaries are required to obtain approvals in the future, or that the PRC government could disallow our structure, which would likely result in a material change in our operations, including our ability to continue our existing structure, carry on the daily business operations of the VIE and the VIE’s subsidiaries, our ability to accept foreign investments, and our listing on an U.S. exchange. These adverse actions could cause the value of our ordinary shares to significantly decline or become worthless. We or the VIE or the VIE’s subsidiaries may also be subject to penalties and sanctions imposed by the PRC regulatory authorities, including the CSRC, if we or the VIE or the VIE’s subsidiaries fail to comply with such rules and regulations, which would likely adversely affect the ability of our securities to be listed on a U.S. exchange, which would likely cause the value of our ordinary shares to significantly decline or become worthless. See “D. Risk Factors—Risks Relating to Our Corporate Structure” and “D. Risk Factors—Risks Relating to Doing Business in the PRC” of the 2024 annual report for more information.

Cash and Asset Flows through Our Organization

Our Hong Kong subsidiary, or UTime HK, may transfer funds to UTime WFOE through an increase in the registered capital or loans to UTime WFOE. However, the receipt of funds by UTime WFOE through an increase in registered capital or loans requires UTime WFOE to apply for, seek approval from or register with the relevant PRC authorities or the local bank and this process may be time consuming. Because UTime Limited and its subsidiaries do not have equity ownership in the VIE, they are not able to make direct capital contributions to the VIE and its subsidiaries. However, they may transfer cash to the VIE by loans or by making payment to the VIE for inter-group transactions.

UTime WFOE has the exclusive right to provide or designate any entity to provide the VIE with business support, technical and consulting services in exchange for service fees from the VIE, pursuant to the Exclusive Technical Consultation and Service Agreement, which is part of the contractual arrangements. These service fees shall be recognized as expenses of VIE, with a corresponding amount as revenue by UTime WFOE and then completely eliminate in consolidation level. For income tax purposes, UTime WFOE and the VIE will file income tax returns on a separate company basis. The service fees paid are recognized as a tax deduction by the VIE and as revenue by UTime WFOE. The PRC’s statutory Enterprise Income Tax (“EIT”) rates is 25%. Any limitation on the ability of the VIE to pay service fees to UTime WFOE, or any tax implications of making service fees payments to UTime WFOE, could have a material adverse effect on UTime WFOE’s financial condition. In addition, UTime WFOE may provide loans to the VIE, subject to statutory limits and restrictions.

Our business is conducted by the VIE, including its subsidiaries. In addition to funds generated from sales of mobile handsets and other products, the VIE’s operations may be financed by loans from UTime WFOE, which may receive funds from UTime Limited, through either capital contributions or loans, directly or indirectly. Funds from the VIE to UTime Limited are remitted as service fees to UTime WFOE, which, in turn, makes distributions or pays dividends to UTime HK, then to UTime Limited. Both investment in Chinese companies, which are governed by the Foreign Investment Law, and the dividends and distributions from UTime WFOE to UTime HK, then to UTime Limited are subject to regulations and restrictions on dividends and other payment to parties outside of China. Applicable PRC law permits payment of dividends to UTime Limited by our PRC subsidiaries only out of their net income, if any, which are determined in accordance with PRC accounting standards and regulations. Our PRC subsidiary and the VIE and its subsidiaries in China are required to set aside a portion of their net income, if any, each year to fund general reserves for appropriations until such reserves have reached 50% of such company’s registered capital. These reserves are not distributable as cash dividends. In addition, registered share capital and capital reserve accounts are also restricted from withdrawal in the PRC, up to the amount of net assets held in each PRC company.

As a Cayman Islands holding company, UTime Limited may receive dividends from UTime WFOE through UTime HK, our intermediary holding companies in Hong Kong. The PRC EIT Law and its implementing rules provide that dividends paid by a PRC entity to a non-resident enterprise for income tax purposes are subject to PRC withholding tax at a rate of 10%, subject to reduction by an applicable tax treaty with China. According to the Arrangement Between the Mainland of China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and Tax Evasion on Income and relevant implanting notice, if UTime HK satisfies all the requirements under the tax arrangement and receives approval from the relevant tax authority, the dividends paid to UTime HK would be subject to withholding tax at a reduced rate of 5%. See “Item 3. Key Information—D. Risk Factors—Risks Related to Doing Business in China—There are significant uncertainties under the PRC Enterprise Income Tax Law relating to the withholding tax liabilities of our PRC Subsidiary, and dividends payable by our PRC Subsidiary to us through our Hong Kong subsidiary s may not qualify to enjoy certain treaty benefits”.

In addition, to the extent our cash is in the PRC or a PRC entity, the funds may not be available to distribute dividends to our investors, or for other use outside of the PRC, due to interventions in or the imposition of restrictions and limitations on the ability of us, our subsidiaries, or the VIE and the VIE’s subsidiaries by the PRC government to transfer cash. The PRC government imposes controls on the convertibility of Renminbi into foreign currencies and, in certain cases, the remittance of currency out of China. All of the VIE and VIE’s PRC subsidiaries’ income are received in Renminbi and shortages in foreign currencies may restrict our ability to pay dividends or other payments, or otherwise satisfy our foreign currency denominated obligations, if any. Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and expenditures from trade-related transactions, can be made in foreign currencies without prior approval from SAFE as long as certain procedural requirements are met. Approval from appropriate government authorities is required if Renminbi is converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of loans denominated in foreign currencies. Our cash dividends, if any, will be paid in U.S. dollars. The PRC government may, at its discretion, impose restrictions on access to foreign currencies for current account transactions and if this occurs in the future, we may not be able to pay dividends in foreign currencies to our shareholders. See “D. Risk Factors — Risks Related to Doing Business in China— Governmental control of currency conversion may limit our ability to utilize our net revenues effectively and affect the value of your investment.” In contrast, presently, there is no foreign exchange control or restrictions on capital flows into and out of Hong Kong. Hence, our Hong Kong subsidiary is able to transfer cash without any limitation to its direct parent company, UTime Limited, under normal circumstances.

As of the date of this prospectus, there have not been any dividends or distributions by and among UTime Limited, its subsidiaries, the VIE and subsidiaries of VIE, to investors. UTime Limited has not declared or paid any cash dividends, nor does it have any present plan to pay any cash dividends on its ordinary shares in the foreseeable future. We currently intend to retain most, if not all, of our available funds and any future earnings to operate and expand our business.

In addition, as of the date of this prospectus, no amounts owed under the contractual arrangements has been settled by or between the VIE and its subsidiaries, and UTime WFOE.   The VIE intends to distribute earnings or settle amounts owed under the contractual arrangements. We anticipate that, to the extent that the VIE requires funds from us for its operations, UTime Limited will provide funds in the manner described above, and to the extent that VIE generates positive cash flow from its operations in excess of its requirements for its operations, it will transfer such excess funds to UTime Limited, through service payments to UTime WFOE.

Our subsidiaries and the VIE conduct business transactions that include trading activities, provision of services and intercompany advances. The transactions and cash flows that have occurred between UTime Limited (“Parent”), VIE and its consolidated subsidiaries (“VIE”), UTime WFOE that are the primary beneficiary of the VIE (“WFOE”), an aggregation of other entities that are consolidated (“other entities”) are summarized as the following:

	31-Mar-22						31-Mar-23						31-Mar-24
	RMB						RMB						RMB
	Parent	VIE	WFOE	Other entities	Elimination	Consolidated	Parent	VIE	WFOE	Other entities	Elimination	Consolidated	Parent	VIE	WFOE	Other entities	Elimination	Consolidated
Intercompany receivables
Opening	6,466	45,985	-	392	(52,843)	-	73,346	48,619	-	921	(122,886)	-	73,346	48,619	-	921	(122,886)	-
Sales	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
Receipts	-	(1,283)	-	-	1,283	-	-	(149)	-	-	149	-	-	(149)	-	-	149	-
Payments on behalf of Parent/WFOE/Other entities by VIE	-	5,430	-	542	(5,972)	-	-	1,772	-	(7)	(1,765)	-	-	1,772	-	(7)	(1,765)	-
IPO Proceeds received by other entities on behalf of Parent	88,263	-	-	-	(88,263)	-	-	-	-	-	-	-	-	-	-	-	-	-
Down payment for financing services on behalf of Parent	(19,003)	-	-	-	19,003	-	-	-	-	-	-	-	-	-	-	-	-	-
Expenses charged by other entities	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
Exchange difference	(2,381)	(1,513)	-	(13)	3,907	-	6,047	3,794	-	74	(9,915)	-	6,047	3,794	-	74	(9,915)	-
Closing	73,345	48,619	-	921	(122,885)	-	79,393	54,036	-	988	(134,417)	-	79,393	54,036	-	988	(134,417)	-

Intercompany payables
Opening	26,846	237	8	25,604	(52,695)	-	31,493	927	11	90,208	(122,639)	-	31,493	927	11	90,208	(122,639)	-
Purchase	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
Payments	-	-	-	(1,283)	1,283	-	-	-	-	(57)	57	-	-	-	-	(57)	57	-
Payments on behalf of Parent/WFOE/Other entities by VIE	5,619	700	3	(350)	(5,972)	-	1,539	-	5	-	(1,544)	-	1,539	-	5	-	(1,544)	-
IPO Proceeds received by other entities on behalf of Parent	-	-	-	88,263	(88,263)	-	-	-	-	-	-	-	-	-	-	-	-	-
Down payment for financing services on behalf of Parent	-	-	-	(19,003)	19,003	-	-	-	-	-	-	-	-	-	-	-	-	-
Exchange difference	(973)	(10)	-	(3,024)	4,007	-	2,602	73	-	7,675	(10,350)	-	2,602	73	-	7,675	(10,350)	-
Closing	31,492	927	11	90,207	(122,637)	-	35,634	1,000	16	97,826	(134,476)	-	35,634	1,000	16	97,826	(134,476)	-

Selected Condensed Consolidating Financial Schedule

Financial Information Related to the Condensed Consolidated VIE

Set forth below are the condensed consolidating schedule showing the financial position, results of operations and cash flows for the Parent, the VIE, the WFOE and the other entities, elimination and consolidated total (in thousands of RMB or US$) as of and for the years ended March 31, 2021, 2022 and 2023.

Selected Condensed Consolidated Statements of Comprehensive Loss Data

	Year Ended March 31, 2022						Year Ended March 31, 2023						Year ended March 31, 2024
	RMB						RMB						RMB						US$
	Parent	VIE	WFOE	Other entities	Elimination	Consolidated	Parent	VIE	WFOE	Other entities	Elimination	Consolidated	Parent	VIE	WFOE	Other entities	Elimination	Consolidated	Consolidated
Net sales (1)	-	273,922	-	-	-	273,922	-	197,564	-	-	-	197,564	-	172,156	-	-	-	172,156	24,264
Cost of sales (1)	-	259,904	-	-	-	259,904	-	167,143	-	-	-	167,143	-	163,286	-	-	-	163,286	23,014
Gross profit (loss)	-	14,018	-	-	-	14,018	-	30,421	-	-	-	30,421	-	8,870	-	-	-	8,870	1,250
Operating expenses	6,483	38,002	3	20	111	44,619	69,220	39,013	1	101	(309)	108,026	10,802	28,400	2	2	(196)	39,010	5,498
Loss from operations	(6,483)	(23,984)	(3)	(20)	(111)	(30,601)	(69,220)	(8,592)	(1)	(101)	309	(77,605)	(10,802)	(19,530)	(2)	(2)	196	(30,140)	(4,248)
Investment loss from VIE/subsidiaries	32,350	-	-	-	(32,350)	-	18,396	-	-	-	(18,396)	-	50,082	-	-	-	(50,082)	-	-
Interest expenses	-	4,875	-	-	-	4,875	-	6,149	-	-	-	6,149	-	3,617	-	-	-	3,617	510
Loss before income taxes	(38,833)	(28,859)	(3)	(20)	32,239	(35,476)	(87,616)	(14,741)	(1)	(101)	18,705	(83,754)	(60,884)	(23,147)	(2)	(2)	50,278	(33,757)	(4,758)
Income tax benefit	-	(46)	-	-	-	(46)	-	(171)	-	-	-	(171)	-	(171)	-	-	-	(171)	(24)
Net loss from continuing operations	(38,833)	(28,813)	(3)	(20)	32,239	(35,430)	(87,616)	(14,570)	(1)	(101)	18,705	(83,583)	(60,884)	(22,976)	(2)	(2)	50,278	(33,586)	(4,734)

Discontinued operations
Loss on disposal of discontinued operation	-	-	-	-	-	-	-	-	-	-	-	-	-	(19,199)	-	(7,520)	-	(26,719)	(3,766)
Loss from discontinued operations	-	(830)	-	(3,070)	-	(3,900)	-	(4,652)	-	(1,787)		(6,439)	-	(1,903)	-	-	-	(1,903)	(268)
Net loss from discontinued operations	-	(830)	-	(3,070)	-	(3,900)	-	(4,652)	-	(1,787)	-	(6,439)	-	(21,102)	-	(7,520)	-	(28,622)	(4,034)

Net loss	(38,833)	(29,643)	(3)	(3,090)	32,239	(39,330)	(87,616)	(19,222)	(1)	(1,888)	18,705	(90,022)	(60,884)	(44,078)	(2)	(7,522)	50,278	(62,208)	(8,768)

(1)	Relates mainly to changes in accounts receivable and accounts payable relating to transaction as mentioned in note (1), i.e. sales of Semi-Knocked Down (“SKD”) from UTime Trading to Do Mobile.

Selected Condensed Consolidated Balance Sheets Data

	31-Mar-23						31-Mar-24
	RMB						RMB						US$
	Parent	VIE	WFOE	Other entities	Elimination	Consolidated	Parent	VIE	WFOE	Other entities	Elimination	Consolidated	Consolidated
Assets
Current Assets
Cash and cash equivalents	2	272	5	71,641	-	71,920	1	2,704	3	73,967	-	76,675	10,807
Restricted cash	-	500	-	-	-	500	-	500	-	-	-	500	70
Accounts receivable, net	-	52,172	-	-	-	52,172	-	30,240	-	-	-	30,240	4,262
Prepaid expenses and other current assets, net	25,109	66,331	-	-	-	91,440	25,924	81,576	350,001	-	-	457,501	64,482
Intercompmany receivables (1)	79,393	54,036	-	988	(134,417)	-	444,934	2,710	-	995	(448,639)	-	-
Due from related parties	-	584	-	-	-	584	-	553	-	-	-	553	78
Inventories	-	16,169	-	-	-	16,169	-	11,026	-	-	-	11,026	1,554
Assets related to discontinued operations	-	3,948	-	292	-	4,240	-	1,441	-	-	-	1,441	203
Total current assets	104,504	194,012	5	72,921	(134,417)	237,025	470,859	130,750	350,004	74,962	(448,639)	577,936	81,456
Non-Current assets
Property and equipment, net	-	61,407	-	-	-	61,407	-	54,188	-	-	-	54,188	7,637
Operating lease right-of-use assets, net	-	13,030	-	-	-	13,030	-	9,781	-	-	-	9,781	1,379
Finance lease right-of-use assets, net						-		6,460	-	-	-	6,460	911
Intangible assets, net	-	1,677	-	-	-	1,677	-	662	-	-	-	662	93
Long-term investments	(18,929)	-	-	-	18,929	-	(43,653)				43,653	-	-
Equity method investment	-	-	-	-	-	-	-	-	-	-	-	-	-
Deferred loss on sale-leaseback						-		767	-	-	-	767	108
Other non-current assets	-	-	-	-	-	-	-	153	-	-	-	153	22
Total non-current assets	(18,929)	76,118	-	18	18,929	76,114	(43,653)	72,011	-	-	43,653	72,011	10,150
Total Assets	85,575	270,128	5	72,919	(115,488)	313,139	427,206	202,761	350,004	74,962	(404,986)	649,947	91,606

Liabilities and Stockholder’s equity
Current liabilities
Accounts payable	-	125,374	-	0	-	125,374	-	106,092	-	-	-	106,092	14,953
Short-term borrowings	-	53,935	-	-	-	53,935	-	56,949	-	-	-	56,949	8,027
Current portion of long-term borrowings	-	1080	-	-	-	1,080	-	-	-	-	-	-	-
Due to related parties	313	4466	-	-	-	4,779	23,728	11,516	-	-	-	35,244	4,967
Lease liability	-	3,673	-	-	-	3,673	-	6,824	-	-	-	6,824	962
Other payables and accrued liabilities	5,539	48,100	-	-	-	53,639	32,794	31,157	-	-	-	63,951	9,014
Intercompmany payables (1)	35,634	1000	16	97,826	(134,476)	-	2,886	14,071	350,017	81,995	(448,969)	-	-
Income tax payables	-	18	-	-	-	18	-	18	-	-	-	18	3
Current liabilities related to discontinued operations		2,390		781		3,171	-	1,929				1,929	272
Total current liabilities	41,486	240,036	16	98,607	(134,476)	245,669	59,408	228,556	350,017	81,995	(448,969)	271,007	38,198
Non-current liabilities
Long-term borrowings	-	6,870	-	-	-	6,870	-	-	-	-	-	-	-
Government grants	-	8,697	-	-	-	8,697	-	6,154	-	-	-	6,154	867
Deferred tax liability	-	295	-	-	-	295	-	125	-	-	-	125	18
Lease liability - non-current	-	10,876	-	-	-	10,876	-	10,054	-	-	-	10,054	1,417
Total non-current liabilities	-	26,738	-	-	-	26,738	-	16,333	-	-	-	16,333	2,302
Total liabilities	41,486	266,773	16	98,608	(134,476)	272,407	59,408	244,889	350,017	81,995	(448,969)	287,340	40,500

Ordinary shares	9	-	-	-	-	9	278	-	-	-	-	278	39
Additional paid-in capital	216,504	72,413	-	807	(73,220)	216,504	573,615	72,413	-	807	(73,220)	573,615	80,848
Accumulated deficit	(175,893)	(66,738)	(11)	(27,813)	94,562	(175,893)	(208,828)	(111,899)	(13)	(5,072)	116,984	(208,828)	(29,433)
Accumulated other comprehensive income	3,469	507	-	1,847	(2,354)	3,469	2,733	(818)	-	599	219	2,733	384
Total UTime Limited shareholder’s equity	44,089	6,182	(11)	(25,159)	18,988	44,089	367,798	(40,304)	(13)	(3,666)	43,983	367,798	51,838
Non-controlling interests	-	(2,827)	-	(530)	-	(3,357)	-	(1,824)	-	(3,367)	-	(5,191)	(732)
Total shareholders’ equity	44,089	3,355	(11)	(25,689)	18,988	40,732	367,798	(42,128)	(13)	(7,033)	43,983	362,607	51,106
Total liabilities and shareholders’ equity	85,575	270,128	5	72,919	(115,488)	313,139	427,206	202,761	350,004	74,962	(404,986)	649,947	91,606

Selected Condensed Consolidated Cash Flows Data

	Year Ended March 31, 2022						Year Ended March 31, 2023						Year Ended March 31, 2024
	RMB						RMB						RMB						US$
	Parent	VIE	WFOE	Other entities	Elimination	Consolidated	Parent	VIE	WFOE	Other entities	Elimination	Consolidated	Parent	VIE	WFOE	Other entities	Elimination	Consolidated
Cash flows from operating activities:
Net loss	(38,833)	(29,643)	(3)	(3,090)	32,239	(39,330)	(87,616)	(19,222)	(1)	(1,888)	18,705	(90,022)	(60,884)	(44,078)	(2)	(7,522)	50,278	(62,208)	(8,768)
Net loss from discontinued operations	-	(830)	-	(3,070)	-	(3,900)	-	(4,651)	-	(1,788)	-	(6,439)	-	(21,102)	-	(7,520)	-	(28,622)	(4,034)
Net loss from continuing operations	(38,833)	(28,813)	(3)	(20)	32,239	(35,430)	(87,616)	(14,571)	(1)	(100)	18,705	(83,583)	(60,884)	(22,976)	(2)	(2)	50,278	(33,586)	(4,734)
Adjustments to reconcile net loss from operations to net cash provided by (used in) operating activities																-
Depreciation and amortization	-	4,277	-	-	-	4,277	-	5,769	-	-	-	5,769	-	6,736	-	-	-	6,736	949
Allowances for obsolete inventories, net	-	1,664	-	-	-	1,664	-	(356)	-	-	-	(356)	-	688	-	-	-	688	97
Provision for doubtful account, net	-	1,379	-	-	-	1,379	-	-	-	-	-	-	-	152	-	-	-	152	21
Share-based compensation and expenses						-	63,656					63,656	8,892	-	-	-	-	8,892	1,253
Loss on disposal of property and equipment	-	10	-	-	-	10	-	184	-	-	-	184	-	-	-	-	-	-	-
Loss on disposal of discontinued operation	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
Deferred tax	-	348	-	-	-	348	-	(171)	-	-	-	(171)	-	(171)	-	-	-	(171)	(24)
Equity loss of subsidiaries	32,350	-	-	-	(32,350)	-	18,396	-	-	-	(18,396)	-	50,082	-	-	-	(50,082)	-	-
Net changes in operating assets and liabilities:																-	-
Accounts receivable	-	(5,720)	-	(1)	-	(5,721)	-	(27,463)	-	-	-	(27,463)	-	22,429	-	-	(18,311)	4,118	580
Prepaid expenses and other current assets	(1,173)	8,342	-	(11)	-	7,158	-	(22,908)	-	-	-	(22,908)	(500)	(27,456)	(350,001)	-	16,386	(361,571)	(50,961)
Intercompany receivables (1)	2,381	(2,634)	-	(529)	782	-	-	(1,623)	-	7	1,616	-	(13,078)	33,901	-	-	(20,823)	-	-
Inventories	-	(5,249)	-	-	-	(5,249)	-	17,265	-	-	-	17,265	-	4,459	-	-	-	4,459	628
Accounts payable	-	21,577	-	1,923	-	23,500	-	18,161	-	56	-	18,217	-	(29,017)	-	-	18,411	(10,606)	(1,495)
Other payables and accrued liabilities, and lease liabilities	1,269	(14,676)	-	1,907	-	(11,500)	4,026	4,226	-	-	-	8,252	25,531	(4,448)	-	-	(16,870)	4,213	594
Intercompany payables (1)	5,619	498	3	(5,629)	(682)	(191)	1,539	-	5	(54)	(1,490)	-	(33,989)	13,078	-	3	20,909	-	-
Related parties	-	(699)	-	-	-	(699)	-	877	-	-	-	877	2,901	48	-	-	-	2,949	416
Government grants	-	-	-	-	-	-	-	8,697	-	-	-	8,697	-	(2,542)	-	-	-	(2,542)	(358)
Other non-current assets	-	(208)	-	-	-	(208)	-	541	-	-	-	541	-	(153)	-	-	-	(153)	(22)
Net cash provided by (used in) operating activities	1,613	(19,904)	-	(2,360)	(11)	(20,662)	1	(11,372)	4	(91)	435	(11,023)	(21,045)	(5,272)	(350,003)	1	(103)	(376,422)	(53,056)
Net cash (used in) provided by operating activities - Discontinued operations		98		(301)		(203)	-	(3,898)	-	(217)	-	(4,115)	-	246	-	-	-	246	35
Net cash provided by(used in) provided by operating activities	1,613	(19,806)	-	(2,661)	(11)	(20,865)	1	(15,270)	4	(308)	435	(15,138)	(21,045)	(5,026)	(350,003)	1	(103)	(376,176)	(53,021)

Investing activities:
Payment for property and equipment	-	(5,860)	-	-	-	(5,860)	-	(2,593)	-	-	-	(2,593)		(971)		-	-	(971)	(137)
Payment for intangible assets	-	-	-	-	-	-	-	(307)	-	-	-	(307)		-		-	-	-	-
Cash received from consolidation, net of cash acquired	-	-	-	-	-	-	-	-	-	-	-	-		-		-	-	-	-
Proceeds from sale of property, plant and equipment						-						-		6,500		-	-	6,500	916
Disposal of discontinued operation						-						-		-		-	-	-	-
Net cash (used in) provided by investing activities - Continuing operations	-	(5,860)	-	-	-	(5,860)	-	(2,900)	-	-	-	(2,900)	-	5,529	-	-	-	5,529	779
Net cash used in provided by investing activities - Discontinued operations		28				28	-	-	-	-	-	-	-	-	-	(9)	-	(9)	(1)
Net cash (used in) provided by investing activities	-	(5,832)	-	-	-	(5,832)	-	(2,900)	-	-	-	(2,900)	-	5,529	-	(9)	-	5,520	778

Financing activities:
Proceeds from short-term borrowings	-	46,500	-	-	-	46,500	-	66,300	-	-	-	66,300	-	60,571	-	-	-	60,571	8,537
Loan received from a shareholder	-	5,980	-	-	-	5,980	-	4,010	-	-	-	4,010	20,546	21,250	-	-	-	41,796	5,891
Proceeds from long-term borrowings	-	9,000	-	-	-	9,000	-		-	-	-	-	-	-	-	-	-	-	-
Repayment of loan from a shareholder	-	(3,000)	-	-	-	(3,000)	-	(3,000)	-	-	-	(3,000)	-	(14,200)	-	-	-	(14,200)	(2,001)
Repayment of short-term borrowings	-	(41,520)	-	-	-	(41,520)	-	(48,145)	-	-	-	(48,145)	-	(57,557)	-	-	-	(57,557)	(8,112)
Repayments of long-term borrowings	-	(5,760)	-	-	-	(5,760)	-	(870)	-	-	-	(870)	-	(7,950)	-	-	-	(7,950)	(1,121)
Down payment for financing services	-	-	-	(19,003)	-	(19,003)	-	-	-	-	-	-	-	-	-	-	-	-	-
Contribution in a subsidiary by a shareholder	-	6,429	-	-	-	6,429	-	-	-	-	-	-	-		-	-	-	-	-
Payment of capital lease obligation						-						-	-	(498)	-	-	-	(498)	(70)
Proceeds from issuance of ordinary shares	-	-	-	88,262	-	88,262	-	-	-	-	-	-	-	-	350,001	-	-	350,001	49,331
Net cash provided by financing activities	-	17,629	-	69,259	-	86,888	-	18,295	-	-	-	18,295	20,546	1,616	350,001	-	-	372,163	52,455

Effect of exchange rate changes on cash and cash equivalent and restricted cash	(1,618)	(104)	-	(765)	11	(2,476)	-	(42)	-	5,464	(437)	4,985	498	330	-	2,329	77	3,234	456
Net increase (decrease) in cash and cash equivalent and restricted cash	(5)	(8,113)	-	65,833	-	57,715	1	83	4	5,156	(2)	5,242	(1)	2,449	(2)	2,321	(26)	4,741	668
Cash and cash equivalents and restricted cash at beginning of year	6	8,805	3	663	-	9,477	1	692	3	66,496	-	67,192	2	777	5	71,650	-	72,434	10,209
Cash and cash equivalents and restricted cash at end of year	1	692	3	66,496	-	67,192	2	776	6	71,652	(2)	72,434	1	3,226	3	73,971	(26)	77,175	10,877
Less: Cash and cash equivalent and restricted cash - Discontinued operations	-	(25)	-	(316)	-	(341)	-	(6)	-	(8)	-	(14)	-	-	-	-	-	-	-
Cash and cash equivalents and restricted cash at end of year - Continuing operations	1	667	3	66,180	-	66,851	2	770	6	71,644	(2)	72,420	1	3,226	3	73,971	(26)	77,175	10,877

Notes to elimination adjustments to the unaudited condensed consolidating schedules

The significant elimination adjustments to the unaudited condensed consolidating schedules consist of the following:

(1)	Relates to the elimination between the receivables of UTime Technology (HK) Company Limited, a subsidiary of United Time Technology Co., Ltd., against the trade payable of India Private Ltd., a non-VIE subsidiary of UTime Limited, relating to sales of Semi-Knocked Down (“SKD”) from UTime Trading to Do Mobile India Private Ltd.. In addition, it relates to the elimination between the other receivables of VIE and subsidiaries of VIE against the other payables of UTime Limited relating to (i) expenses paid by VIE and subsidiaries of VIE on behalf of UTime Limited; (ii) payments of capital contributions to Bridgetime Limited by UTime Technology (HK) Company Limited on behalf of UTime Limited; (3) IPO Proceeds received by UTime International Limited on behalf of UTime Limited; and (4) down payment for financing services paid by UTime International Limited on behalf of UTime Limited.

Corporate Information

Our principal executive offices are located at 7th Floor, Building 5A, Shenzhen Software Industry Base, Nanshan District, Shenzhen, People’s Republic of China 518061, and our phone number is (86) 755-86512266. We maintain a corporate website at www.utimeworld.com. The information contained in, or accessible from, our website or any other website does not constitute a part of this prospectus. Our agent for service of process in the United States is Puglisi & Associates, 850 Library Avenue, Suite 204 Newark, DE 19711.

RISK FACTORS

Investing in our securities involves risks. Before making an investment decision, you should carefully consider the risks described under “Risk Factors” in the applicable prospectus supplement and under the heading “Item 3. Key Information—D. Risk Factors” in the 2024 Annual Report, which is incorporated in this prospectus by reference, as updated by our subsequent filings under the Exchange Act that are incorporated herein by reference, together with all of the other information appearing in this prospectus or incorporated by reference into this prospectus and any applicable prospectus supplement, in light of your particular investment objectives and financial circumstances. In addition to those risk factors, there may be additional risks and uncertainties of which management is not aware or focused on or that management deems immaterial. Our business, financial condition, or results of operations could be materially adversely affected by any of these risks. The trading price of our securities could decline due to any of these risks, and you may lose all or part of your investment.

In addition, investing in our securities is highly speculative and involves a significant degree of risk. We are a holding company incorporated in the Cayman Islands and not a Chinese operating company. As a holding company with no material operations of our own, we conduct our operations through the VIE and its subsidiaries in China. Due to PRC legal restrictions on foreign ownership in the value-added telecommunication businesses, we do not have any equity ownership of the VIE; instead, we control and receive the economic benefits of the VIE’s business operations through the VIE Agreements. Our securities offered in this offering are securities of UTME, the offshore holding company in the Cayman Islands, instead of securities of the VIE or its subsidiaries in China. The Chinese regulatory authorities could disallow our structure, which could result in a material change in our operations and the value of our securities could decline or become worthless. Set forth below are certain risks related to the VIE structure and recent regulatory initiatives implemented by the relevant PRC government entities.

Risks Related to Doing Business in China

If the PRC government determines that the VIE Agreements constituting part of the VIE structure do not comply with PRC regulations, or if these regulations change or are interpreted differently in the future, we may be unable to assert our contractual rights over the assets of the VIE, and our Ordinary Shares may decline in value or become worthless.

Recently, the PRC government adopted a series of regulatory actions and issued statements to regulate business operations in China, including those related to VIEs. There are currently no relevant laws or regulations in the PRC that prohibit companies whose entity interests are within the PRC from listing on overseas stock exchanges. The VIE Agreements have not been tested in a court of law in China as of the date of this prospectus. Although we believe that our corporate structure and VIE Agreements comply with current applicable PRC laws and regulations, in the event that PRC government determines that the VIE Agreements constituting part of the VIE structure do not comply with PRC regulations, or if these regulations change or are interpreted differently in the future, we may be unable to assert our contractual rights over the assets of the VIE, and our Ordinary Shares may decline in value or become worthless.

Uncertainties in the interpretation and enforcement of PRC laws and regulations and changes in policies, rules, and regulations in China, which may be quick with little advance notice, could limit the legal protection available to you and us.

The PRC legal system is based on written statutes. Unlike common law systems, it is a system in which legal cases have limited value as precedents. In the late 1970s, the PRC government began to promulgate a comprehensive system of laws and regulations governing economic matters in general. The legislation over the past three decades has significantly increased the protection afforded to various forms of foreign or private-sector investment in China. The PRC operating entities are subject to various PRC laws and regulations generally applicable to companies in China. Since these laws and regulations are relatively new and the PRC legal system continues to rapidly evolve, however, the interpretations of many laws, regulations, and rules are not always uniform and enforcement of these laws, regulations, and rules involve uncertainties.

From time to time, we may have to resort to administrative and court proceedings to enforce our legal rights. Since PRC administrative and court authorities have significant discretion in interpreting and implementing statutory and contractual terms, however, it may be more difficult to evaluate the outcome of administrative and court proceedings and the level of legal protection we enjoy in the PRC legal system than in more developed legal systems. Furthermore, the PRC legal system is based in part on government policies, internal rules, and regulations (some of which are not published in a timely manner or at all) that may have retroactive effect and may change quickly with little advance notice. As a result, we may not be aware of our violation of these policies and rules until sometime after the violation. Such uncertainties, including uncertainties over the scope and effect of our contractual, property (including intellectual property), and procedural rights, and any failure to respond to changes in the regulatory environment in China could materially and adversely affect our business and impede our ability to continue our operations.

Given the Chinese government’s significant oversight and discretion over the conduct of our business, the Chinese government may intervene or influence our operations at any time, which could result in a material change in our operations and/or the value of our securities.

The Chinese government has significant oversight and discretion over the conduct of our business and may intervene or influence our operations at any time as the government deems appropriate to further regulatory, political and societal goals, which could result in a material change in our operations and/or the value of our securities.

The Chinese government has recently published new policies that significantly affected certain industries such as the education and internet industries, and we cannot rule out the possibility that it will in the future release regulations or policies regarding our industry that could adversely affect our business, financial condition and results of operations. Furthermore, if China adopts more stringent standards with respect to certain areas such as environmental protection or corporate social responsibilities, we may incur increased compliance costs or become subject to additional restrictions in our operations. Certain areas of the law, including intellectual property rights and confidentiality protections in China may also not be as effective as in the United States or other countries. In addition, we cannot predict the effects of future developments in the PRC legal system on our business operations, including the promulgation of new laws, or changes to existing laws or the interpretation or enforcement thereof. These uncertainties could limit the legal protections available to us and our investors, including you.

Any actions by the Chinese government, including any decision to intervene or influence the operations of our PRC subsidiary or the VIE or to exert control over any offering of securities conducted overseas and/or foreign investment in China-based issuers, may cause us to make material changes to the operations of our PRC subsidiary or the VIE, may limit or completely hinder our ability to offer or continue to offer securities to investors, and may cause the value of such securities to significantly decline or be worthless.

The Chinese government has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy through regulation and state ownership. The ability of our subsidiaries and VIE to operate in China may be impaired by changes in its laws and regulations, including those relating to taxation, environmental regulations, land use rights, foreign investment limitations, and other matters. The central or local governments of China may impose new, stricter regulations or interpretations of existing regulations that would require additional expenditures and efforts on our part to ensure our PRC subsidiary and the VIE’s compliance with such regulations or interpretations. As such, our PRC subsidiary and the VIE may be subject to various government and regulatory interference in the provinces in which they operate. They could be subject to regulation by various political and regulatory entities, including various local and municipal agencies and government sub-divisions. They may incur increased costs necessary to comply with existing and newly adopted laws and regulations or penalties for any failure to comply.

Furthermore, it is uncertain when and whether we will be required to obtain permission from the PRC government to list on U.S. exchanges in the future, and even when such permission is obtained, whether it will be denied or rescinded. Although we believes our Company, our PRC subsidiary, and the VIE are currently not required to obtain permission from any Chinese authorities and have not received any notice of denial of permission to list on the U.S. exchange, our operations could be adversely affected, directly or indirectly, by existing or future laws and regulations relating to our business or industry, particularly in the event permission to list on U.S. exchanges may be later required, or withheld or rescinded once given.

Accordingly, government actions in the future, including any decision to intervene or influence the operations of our PRC subsidiary or the VIE at any time or to exert control over an offering of securities conducted overseas and/or foreign investment in China-based issuers, may cause us to make material changes to the operations of our PRC subsidiary or the VIE, may limit or completely hinder our ability to offer or continue to offer securities to investors, and/or may cause the value of such securities to significantly decline or be worthless.

Recent greater oversight by the CAC over data security, particularly for companies seeking to list on a foreign exchange, could adversely impact our business and our offering.

On December 28, 2021, the CAC and other relevant PRC governmental authorities jointly promulgated the Cybersecurity Review Measures, which took effect on February 15, 2022. The Cybersecurity Review Measures provide that, in addition to critical information infrastructure operators (“CIIOs”) that intend to purchase Internet products and services, net platform operators engaging in data processing activities that affect or may affect national security must be subject to cybersecurity review by the Cybersecurity Review Office of the PRC. According to the Cybersecurity Review Measures, a cybersecurity review assesses potential national security risks that may be brought about by any procurement, data processing, or overseas listing. The Cybersecurity Review Measures require that an online platform operator which possesses the personal information of at least one million users must apply for a cybersecurity review by the CAC if it intends to be listed in foreign countries.

On November 14, 2021, the CAC published the Security Administration Draft, which provides that data processing operators engaging in data processing activities that affect or may affect national security must be subject to network data security review by the relevant Cyberspace Administration of the PRC. According to the Security Administration Draft, data processing operators who possess personal data of at least one million users or collect data that affects or may affect national security must be subject to network data security review by the relevant Cyberspace Administration of the PRC. The deadline for public comments on the Security Administration Draft was December 13, 2021.

As of the date of this prospectus, we do not expect that the current PRC laws on cybersecurity or data security would have a material adverse impact on our business operations and our offering. We do not believe the VIE or the VIE’s subsidiaries are among the “operator of critical information infrastructure,” “data processor” carrying out data processing activities that affect or may affect national security, or “operator of network platform” holding personal information of more than one million users as mentioned above, and we have not been involved in any investigations on cybersecurity or data security initiated by related governmental regulatory authorities, and we have not received any inquiry, notice, warning, or sanction in such respect. There remains uncertainty, however, as to how the Cybersecurity Review Measures and the Security Administration Draft will be interpreted or implemented and whether the PRC regulatory agencies, including the CAC, may adopt new laws, regulations, rules, or detailed implementation and interpretation related to the Cybersecurity Review Measures and the Security Administration Draft. If any such new laws, regulations, rules, or implementation and interpretation come into effect, we will take all reasonable measures and actions to comply and to minimize the adverse effect of such laws on us. We cannot guarantee, however, that we will not be subject to cybersecurity review and network data security review in the future. During such reviews, we may be required to suspend our operation or experience other disruptions to our operations. Cybersecurity review and network data security review could also result in negative publicity with respect to our Company and diversion of our managerial and financial resources, which could materially and adversely affect our business, financial conditions, and results of operations.

The Opinions recently issued by the General Office of the Central Committee of the Communist Party of China and the General Office of the State Council may subject us to additional compliance requirement in the future.

Recently, the General Office of the Central Committee of the Communist Party of China and the General Office of the State Council jointly issued the Opinions, which were made available to the public on July 6, 2021. The Opinions emphasized the need to strengthen the administration over illegal securities activities and the supervision on overseas listings by China-based companies. These opinions proposed to take effective measures, such as promoting the construction of relevant regulatory systems, to deal with the risks and incidents facing China-based overseas-listed companies and the demand for cybersecurity and data privacy protection. The aforementioned policies and any related implementation rules to be enacted may subject us to additional compliance requirement in the future. As the Opinions were recently issued, official guidance and interpretation of the Opinions remain unclear in several respects at this time. Therefore, we cannot assure you that we will remain fully compliant with all new regulatory requirements of the Opinions or any future implementation rules on a timely basis, or at all.

Recent joint statement by the SEC and the PCAOB, rule changes by Nasdaq, and the HFCA Act all call for additional and more stringent criteria to be applied to emerging market companies upon assessing the qualification of their auditors, especially the non-U.S. auditors who are not inspected by the PCAOB. These developments could add uncertainties to our continued listing or future offerings of our securities in the U.S.

On April 21, 2020, SEC Chairman Jay Clayton and PCAOB Chairman William D. Duhnke III, along with other senior SEC staff, released a joint statement highlighting the risks associated with investing in companies based in or have substantial operations in emerging markets including China. The joint statement emphasized the risks associated with lack of access for the PCAOB to inspect auditors and audit work papers in China and higher risks of fraud in emerging markets.

On May 18, 2020, Nasdaq filed three proposals with the SEC to (i) apply a minimum offering size requirement for companies primarily operating in a “Restrictive Market,” (ii) adopt a new requirement relating to the qualification of management or the board of directors for Restrictive Market companies, and (iii) apply additional and more stringent criteria to an applicant or listed company based on the qualifications of the company’s auditor. On October 4, 2021, the SEC approved Nasdaq’s revised proposal for the rule changes.

On May 20, 2020, the U.S. Senate passed the HFCA Act requiring a foreign company to certify it is not owned or controlled by a foreign government if the PCAOB is unable to audit specified reports because the company uses a foreign auditor not subject to PCAOB inspection. If the PCAOB is unable to inspect the company’s auditors for three consecutive years, the issuer’s securities are prohibited to trade on a national exchange. On December 2, 2020, the U.S. House of Representatives approved the HFCA Act. On December 18, 2020, the HFCA Act was signed into law.

On March 24, 2021, the SEC adopted interim final rules relating to the implementation of certain disclosure and documentation requirements of the HFCA Act.

On September 22, 2021, the PCAOB adopted a final rule implementing the HFCA Act, which provides a framework for the PCAOB to use when determining, as contemplated under the HFCA Act, whether the board of directors of a company is unable to inspect or investigate completely registered public accounting firms located in a foreign jurisdiction because of a position taken by one or more authorities in that jurisdiction.

On December 2, 2021, the SEC adopted amendments to finalize rules implementing the submission and disclosure requirements in the HFCA Act.

On December 16, 2021, the PCAOB issued a report on its determinations that it is unable to inspect or investigate completely PCAOB-registered public accounting firms headquartered in mainland China and in Hong Kong because of positions taken by PRC and Hong Kong authorities in those jurisdictions.

On December 23, 2022, the Accelerating Holding Foreign Companies Accountable Act was enacted, which amended the HFCA Act by requiring the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three.

The lack of access to the PCAOB inspection in China prevents the PCAOB from fully evaluating audits and quality control procedures of the auditors based in China. As a result, investors may be deprived of the benefits of such PCAOB inspections. The inability of the PCAOB to conduct inspections of auditors in China makes it more difficult to evaluate the effectiveness of these accounting firm’s audit procedures or quality control procedures as compared to auditors outside of China that are subject to the PCAOB inspections, which could cause investors and potential investors to lose confidence in the audit procedures and reported financial information and the quality of the financial statements of those companies who have China-based auditors.

Our auditor, Audit Alliance LLP., is an auditor of companies that are traded publicly in the United States and a firm registered with the PCAOB. AA is subject to laws in the United States pursuant to which the PCAOB conducts regular inspections to assess its compliance with the applicable professional standards. Our auditor is headquartered in Singapore, and is subject to inspection by the PCAOB on a regular basis. Our auditor is not subject to the determinations announced by the PCAOB on December 16, 2021. However, the recent developments would add uncertainties to our offering and we cannot assure you whether Nasdaq or regulatory authorities would apply additional and more stringent criteria to us since we are an emerging growth company and the majority of our operations are conducted in China. Furthermore, if the PCAOB is unable to inspect our accounting firm in the future, the HFCA Act, which requires that the PCAOB be permitted to inspect an issuer’s public accounting firm within three years, will prohibit trading in our securities, and, as a result, an exchange may determine to delist our securities and trading in our securities could be prohibited. On December 23, 2022, the Accelerating Holding Foreign Companies Accountable Act was enacted, which amended the HFCA Act by requiring the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three, thus reducing the time period for triggering the delisting of our Company and the prohibition of trading in our securities if the PCAOB is unable to inspect our accounting firm at such future time. In addition, delisting may cause a significant decrease in or a total loss of the value of our securities. Although a shareholder’s ownership of our Company may not decrease directly from delisting, the ownership may become worth much less, or, in some cases, lose its entire value.

On August 26, 2022, the China Securities Regulatory Commission, the MOF, and the PCAOB signed the Protocol, governing inspections and investigations of audit firms based in mainland China and Hong Kong, taking the first step toward opening access for the PCAOB to inspect and investigate registered public accounting firms headquartered in mainland China and Hong Kong. Pursuant to the fact sheet with respect to the Protocol disclosed by the SEC, the PCAOB shall have independent discretion to select any issuer audits for inspection or investigation and has the unfettered ability to transfer information to the SEC. On December 15, 2022, the PCAOB Board determined that the PCAOB was able to secure complete access to inspect and investigate registered public accounting firms headquartered in mainland China and Hong Kong and voted to vacate its previous determinations to the contrary. However, should PRC authorities obstruct or otherwise fail to facilitate the PCAOB’s access in the future, the PCAOB Board will consider the need to issue a new determination.

On December 29, 2022, the Consolidated Appropriations Act was signed into law by President Biden. The Consolidated Appropriations Act contained, among other things, an identical provision to Accelerating Holding Foreign Companies Accountable Act, which reduces the number of consecutive non-inspection years required for triggering the prohibitions under the HFCA Act from three years to two.

You may experience difficulties in effecting service of legal process, enforcing foreign judgments, or bringing actions in China against us or our directors and officers that reside outside the United States based on foreign laws. It may also be difficult for you or overseas regulators to conduct investigations or collect evidence within China.

We are an exempted company incorporated under the laws of the Cayman Islands, we conduct substantially most of our operations in China and substantially most of our assets are located in China. In addition, most of our senior executive officers and directors, including Mr. Minfei Bao, Mr, Yihuang Chen, Mr. Honggang Cao, Ms. Na Cai, Mr. Hengcong Qiu, Mr. Shibin Yu, Mr. Xiaoqian Jia, and Mr. Hailin Xie, are PRC nationals and reside within China for a significant portion of the time. As a result, it may be difficult for you to effect service of process upon us or those persons inside mainland China. It may also be difficult for you to enforce in U.S. courts judgments obtained in U.S. courts based on the civil liability provisions of the U.S. federal securities laws against us and our officers and directors who reside and whose assets are located outside the United States. In addition, there is uncertainty as to whether the courts of the Cayman Islands or the PRC would recognize or enforce judgments of U.S. courts against us or such persons predicated upon the civil liability provisions of the securities laws of the United States or any state.

The recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on principles of reciprocity between jurisdictions. China does not have any treaties or other forms of written arrangement with the U.S. that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, the PRC courts will not enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates the basic principles of PRC laws or national sovereignty, security, or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the U.S.

It may also be difficult for you or overseas regulators to conduct investigations or collect evidence within China. For example, in China, there are significant legal and other obstacles to obtaining information needed for shareholder investigations or litigation outside China or otherwise with respect to foreign entities. Although the authorities in China may establish a regulatory cooperation mechanism with its counterparts of another country or region to monitor and oversee cross-border securities activities, such regulatory cooperation with the securities regulatory authorities in the United States may not be efficient in the absence of a practical cooperation mechanism. Furthermore, according to Article 177 of the PRC Securities Law, or “Article 177,” which became effective in March 2020, no overseas securities regulator is allowed to directly conduct investigations or evidence collection activities within the territory of the PRC. Article 177 further provides that Chinese entities and individuals are not allowed to provide documents or materials related to securities business activities to foreign agencies without prior consent from the securities regulatory authority of the PRC State Council and the competent departments of the PRC State Council. While detailed interpretation of or implementing rules under Article 177 have yet to be promulgated, the inability for an overseas securities regulator to directly conduct investigation or evidence collection activities within China may further increase difficulties faced by you in protecting your interests.

OFFER STATISTICS AND EXPECTED TIMETABLE

THE OFFERING

Ordinary Shares offered by the Selling Shareholders	18,360,000

Ordinary Shares to Be Outstanding After This Offering	20,984,796

Use of Proceeds	We will not receive any proceeds from the sale of the Shares offered in this prospectus by the Selling Shareholders.

Risk Factors	An investment in the Shares offered under this prospectus is highly speculative and involves substantial risk. Please carefully consider the “Risk Factors” section on page 24 and other information in this prospectus for a discussion of risks. Additional risks and uncertainties not presently known to us or that we currently deem to be immaterial may also impair our business and operations.

Nasdaq Market Symbol	WTO

USE OF PROCEEDS

We will not receive any proceeds from the sale of any securities by the selling shareholders. The selling shareholders will receive all of the net proceeds from the sale of any securities offered by it under this prospectus. The selling shareholders will bear any underwriting discounts and commission and expenses incurred by it for brokerage, accounting, tax, legal services or any other expenses incurred by the shareholders in disposing of these securities.

We will bear all other costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus.

PLAN OF DISTRIBUTION

The selling shareholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling Shares or interests in Shares received after the date of this prospectus from a selling shareholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of the Shares on any stock exchange, market or trading facility on which the Shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The selling shareholders may use any one or more of the following methods when disposing of Shares:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the Shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	short sales effected after the date the registration statement of which this prospectus is a part is declared effective by the SEC;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	broker-dealers may agree with the selling shareholders to sell a specified number of such Shares at a stipulated price per share;

●	a combination of any such methods of sale; and

●	any other method permitted by applicable law.

The selling shareholders may, from time to time, pledge or grant a security interest in some or all of the Shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the Shares, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus. The selling shareholders also may transfer the Shares in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of their Shares or interests therein, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of such Shares in the course of hedging the positions they assume. The selling shareholders may also sell Shares short and deliver these securities to close out their short positions, or loan or pledge the Shares to broker-dealers that in turn may sell these securities. The selling shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of the Shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling shareholders from the sale of the Shares offered by them will be the purchase price of such Shares less discounts or commissions, if any. Each of the selling shareholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of ordinary shares to be made directly or through agents. We will not receive any of the proceeds from the resale of the Shares.

The selling shareholders also may resell all or a portion of their Ordinary Shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule.

The selling shareholders and any underwriters, broker-dealers or agents that participate in the sale of the Shares therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the Ordinary Shares may be underwriting discounts and commissions under the Securities Act. Selling shareholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the Shares to be sold, the names of the selling shareholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the Shares may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the Shares may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling shareholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of Shares in the market and to the activities of the selling shareholders and their affiliates. In addition, to the extent applicable, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling shareholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling shareholders may indemnify any broker-dealer that participates in transactions involving the sale of the Shares against certain liabilities, including liabilities arising under the Securities Act. We have agreed to indemnify the selling shareholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the Ordinary Shares offered by this prospectus.

SELLING SHAREHOLDERS

This prospectus covers an aggregate of up to up to an aggregate of 18,360,000 Ordinary Shares that were previously issued to the selling shareholders in the private placement as described below.

February Private Placement of Ordinary Shares and Warrants

On February 27, 2025, the Company entered into certain securities purchase agreement (the “February SPA”) with the selling shareholders that are “non-U.S. Persons” as defined in Regulation S of the Securities Act of 1933, as amended (the “Securities Act”) pursuant to which the Company agreed to sell up to an aggregate of 173,400,000 units (the “February Units”), each February Unit consisting of one ordinary share of the Company, par value $0.0001 per share (“Share”) and a warrant to purchase three Shares (“February Warrant”) with an initial exercise price of $0.3275 per Share, at a price of $0.13 per February Unit for an aggregate purchase price of approximately $22.5 million (the “February Offering”).

The February Warrants are immediately exercisable on the date of issuance, and expire five years from the date of issuance. The exercise price of the February Warrants is subject to customary adjustment in case of stock splits, stock dividends, stock combinations and similar recapitalization transactions.

Following the amendment to the Company’s share capital and the 1-for-10 reverse share split effective March 31, 2025 (the “Reverse Split”), the number of February Units sold pursuant to the February SPA has been adjusted to 17,340,000 February Units, each February Unit consisting of one Class A Ordinary Share (“Class A Shares”), par value $0.001 per share, and a warrant to purchase three Class A Shares with an initial exercise price of $3.275 per Class A Share, at a price of $1.3 per February Unit for an aggregate purchase price of approximately $22.5 million.

The February Offering closed on April 24, 2025.

January Private Placement of Ordinary Shares and Warrants

On January 6, 2025, the Company entered into certain securities purchase agreement with the selling shareholders that are “non-U.S. Persons” as defined in Regulation S of the Securities Act pursuant to which the Company agreed to sell up to an aggregate of 10,200,000 units (the “January Units”), each January Unit consisting of one Share and a warrant to purchase three Shars (the “January Warrant”) with an initial exercise price of $0.344 per Share, at a price of $0.15 per January Unit for an aggregate purchase price of approximately $1.53 million (the “January Offering”).

The January Warrants are immediately exercisable on the date of issuance, and expire five years from the date of issuance. The exercise price of the January Warrants is subject to customary adjustment in case of stock splits, stock dividends, stock combinations and similar recapitalization transactions.

The January Offering closed on February 5, 2025.

Following the Reverse Split, the number of January Units sold pursuant to the January SPA has been adjusted to 1,020,000 January Units, each January Unit consisting of one Class A Share, and a warrant to purchase three Class A Shares with an initial exercise price of $3.44 per Class A Share, at a price of $1.50 per January Unit, for an aggregate purchase price of $1.53 million.

Information About the Selling Shareholders

The Ordinary Shares being offered by the selling shareholders are our Ordinary Shares. We are registering the Ordinary Shares in order to permit the selling shareholders to offer the shares for resale from time to time. Except for the ownership of the Ordinary Shares, the selling shareholders have not had any material relationship with us within the past three years.

The table below is based on information supplied to us by the selling shareholders and lists the selling shareholders and other information regarding the beneficial ownership (as determined under Section 13(d) of the Exchange Act, and the rules and regulations thereunder) of the Ordinary Shares held by each of the selling shareholders. Generally, a person “beneficially owns” our Ordinary Shares as of a date if the person has or shares with others the right to vote those shares or to dispose of them on that date, or if the person has the right to acquire voting or disposition rights within 60 days of that date. The second column lists the number of Ordinary Shares beneficially owned by the selling shareholders, based on their respective ownership of Ordinary Shares, as of the date of this prospectus.

The fourth column lists the Ordinary Shares being offered by this prospectus by the selling shareholders. While the fourth column assumes the sale of all of the Ordinary Shares offered by the selling shareholders pursuant to this prospectus, the selling shareholders may only sell some or none of their Ordinary Shares in this offering. See “Plan of Distribution” above.

The number of shares owned and the percentage of beneficial ownership before this offering set forth in these columns are based on 20,984,796 shares issued and outstanding as of the date of this prospectus, assuming the resale of all Ordinary Shares covered by this prospectus and assuming no exercise of any other warrants issued by the Company. For purposes of computing the number of Ordinary Shares beneficially owned after this offering and computing percentage ownership after this offering, we have assumed that all Ordinary Shares held by the selling shareholders will be sold in this offering.

Name of Selling Shareholder	Number of Ordinary Shares Owned Prior to this Offering	Percentage Owned Prior to this Offering	Maximum Number of Ordinary Shares to be Sold Pursuant to this Prospectus	Number of Ordinary Shares Owned After this Offering	Percentage of Outstanding Ordinary Shares Owned Following this Offering
Fuchun Wu	1,020,000	4.86%	1,020,000	0	*
Ying Wu	1,020,000	4.86%	1,020,000	0	*
Qing Yan	1,020,000	4.86%	1,020,000	0	*
Xianni Zhang	1,020,000	4.86%	1,020,000	0	*
Yuzhong Wei	1,020,000	4.86%	1,020,000	0	*
Ya Wu	1,020,000	4.86%	1,020,000	0	*
Liping Zhu	1,020,000	4.86%	1,020,000	0	*
Aizhen Wei	1,020,000	4.86%	1,020,000	0	*
Yupei Sun	1,020,000	4.86%	1,020,000	0	*
Junbing Zhao	1,020,000	4.86%	1,020,000	0	*
Jun Liao	1,020,000	4.86%	1,020,000	0	*
Lili Deng	1,020,000	4.86%	1,020,000	0	*
Yuanju Jiang	1,020,000	4.86%	1,020,000	0	*
Qing Liu	1,020,000	4.86%	1,020,000	0	*
Huan Liu	1,020,000	4.86%	1,020,000	0	*
Liming Tang	1,020,000	4.86%	1,020,000	0	*
Xiang Zhao	1,020,000	4.86%	1,020,000	0	*
Jie Chen	170,000	* %	170,000	0	*
Youjing Li	170,000	* %	170,000	0	*
Can Liao	170,000	* %	170,000	0	*
Qin Liu	170,000	* %	170,000	0	*
Linge Wang	170,000	* %	170,000	0	*
Qiuli Zhao	170,000	* %	170,000	0	*

*	Less than 1%

The selling shareholders and intermediaries through whom such securities are sold may be deemed “underwriters” within the meaning of the Securities Act with respect to the securities offered by this prospectus, and any profits realized or commissions received may be deemed underwriting compensation.

Additional selling shareholders not named in this prospectus will not be able to use this prospectus for resales until they are named in the table above by prospectus supplement or post-effective amendment. Transferees, successors and donees of identified selling shareholders will not be able to use this prospectus for resales until they are named in the table above by prospectus supplement or post-effective amendment. If required, we will add transferees, successors and donees by prospectus supplement in instances where the transferee, successor or donee has acquired its securities from holder named in this prospectus after the effective date of this prospectus.

EXPENSES

The following table sets forth the aggregate expenses in connection with this offering, all of which will be paid by us. All amounts shown are estimates, except for the SEC registration fee.

SEC registration fee		$2,776.21
FINRA fees	$	*
Legal fees and expenses	$	*
Accounting fees and expenses	$	*
Printing and postage expenses	$	*
Miscellaneous expenses	$	*
Total	$	*

LEGAL MATTERS

We are being represented by Hunter Taubman Fischer & Li LLC with respect to certain legal matters of U.S. federal securities and New York State law. The validity of the ordinary shares offered by this prospectus and legal matters as to Cayman Islands law will be passed upon for us by Maples and Calder (Cayman) LLP. Legal matters as to PRC law will be passed upon for us by Zhejiang Taihang Law Firm. If legal matters in connection with offerings made pursuant to this prospectus are passed upon by counsel to underwriters, dealers, or agents, such counsel will be named in the applicable prospectus supplement relating to any such offering.

EXPERTS

The consolidated financial statements of UTime Limited and Subsidiaries appearing in our Annual Report on Form 20-F for the year ended March 31, 2024 have been audited by Audit Alliance LLP, the Company’s former independent registered public accounting firm, as set forth in their report thereon, and as incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The office of Audit Alliance LLP is located at 10 Anson Road, #20-16 International Plaza, Singapore 079903.

As of the date of this prospectus, the Company’s current independent registered public accounting firm is AssentSure PAC.

The office of AssentSure PAC is located at 180B Bencoolen Street #03-01, The Bencoolen, Singapore, 189648.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus certain information we file with the SEC. This means that we can disclose important information to you by referring you to those documents. Any statement contained in a document incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein, or in any subsequently filed document, which also is incorporated by reference herein, modifies or supersedes such earlier statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We hereby incorporate by reference into this prospectus the following documents:

(1)	our annual report on Form 20-F for the fiscal year ended March 31, 2024, filed with the SEC on July 30, 2024;

(2)	our reports of foreign private issuer on Form 6-K filed with the SEC on August 20, 2024, August 29, 2024, September 18, 2024, October 29, 2024, November 15, 2024, January 6, 2025, January 8, 2025, January 15, 2025, February 6, 2025, March 5, 2025, March 13, 2025, April 17, 2025 and April 24, 2025;

(3)	the description of our Ordinary Shares contained in our registration statement on Form 8-A12B, filed with the SEC on April 1, 2021, and any amendment or report filed for the purpose of updating such description;

(4)	any future annual reports on Form 20-F filed with the SEC after the date of this prospectus and prior to the termination of the offering of the securities offered by this prospectus; and

(5)	any future reports of foreign private issuer on Form 6-K that we furnish to the SEC after the date of this prospectus that are identified in such reports as being incorporated by reference into the registration statement of which this prospectus forms a part.

Unless expressly incorporated by reference, nothing in this prospectus shall be deemed to incorporate by reference information furnished to, but not filed with, the SEC. Copies of all documents incorporated by reference in this prospectus, other than exhibits to those document unless such exhibits are specially incorporated by reference in this prospectus, will be provided at no cost to each person, including any beneficial owner, who receives a copy of this prospectus on the written or oral request of that person made to:

UTime Limited

7th Floor, Building 5A

Shenzhen Software Industry Base

Nanshan District, Shenzhen, 518061

People’s Republic of China

(86) 755-8651-2266

You should rely only on the information that we incorporate by reference or provide in this prospectus. We have not authorized anyone to provide you with different information. We are not making any offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained or incorporated in this prospectus by reference is accurate as of any date other than the date of the document containing the information.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

As permitted by SEC rules, this prospectus omits certain information and exhibits that are included in the registration statement of which this prospectus forms a part. Since this prospectus may not contain all of the information that you may find important, you should review the full text of these documents. If we have filed a contract, agreement, or other document as an exhibit to the registration statement of which this prospectus forms a part, you should read the exhibit for a more complete understanding of the document or matter involved. Each statement in this prospectus, including statements incorporated by reference as discussed above, regarding a contract, agreement, or other document is qualified in its entirety by reference to the actual document.

We are subject to periodic reporting and other informational requirements of the Exchange Act as applicable to foreign private issuers. Accordingly, we are required to file reports, including annual reports on Form 20-F, and other information with the SEC. All information filed with the SEC can be inspected over the Internet at the SEC’s website at www.sec.gov and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC.

As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our executive officers, directors, and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic or current reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the Cayman Islands as an exempted company with limited liability. We incorporated in the Cayman Islands because of certain benefits associated with being a Cayman Islands exempted company, such as political and economic stability, an effective judicial system, a favorable tax system, the absence of foreign exchange control or currency restrictions and the availability of professional and support services. However, the Cayman Islands have a less developed body of securities laws that provide significantly less protection to investors as compared to the securities laws of the United States. In addition, Cayman Islands companies may not have standing to sue before the federal courts of the United States.

We conduct substantially most of our operations in China and substantially most of our assets are located in China. In addition, most of our senior executive officers reside within China for a significant portion of the time and most are PRC nationals. As a result, it may be difficult or impossible for a shareholder to effect service of process within the United States upon us or these persons, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States. It may also be difficult for a shareholder to enforce judgments obtained in U.S. courts based on the civil liability provisions of the U.S. federal securities laws against us and our executive officers and directors.

The recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on principles of reciprocity between jurisdictions. China does not have any treaties or other forms of reciprocity with the United States that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, the PRC courts will not enforce a foreign judgment against us or our directors and officers if they determine that the judgment violates the basic principles of PRC laws or national sovereignty, national security or public interest. As a result, it is uncertain whether a PRC court would enforce a judgment rendered by a court in the United States. Although under the PRC Civil Procedures Law, foreign shareholders may originate actions based on PRC law against us in the PRC, if they can establish sufficient nexus to the PRC for a PRC court to have jurisdiction, and meet other procedural requirements, including, among others, the foreign shareholders as plaintiff must have a direct interest in the case, and there must be a concrete claim, a factual basis and a cause for the suit.

We have appointed Puglisi & Associates, located at 850 Library Avenue, Suite 204, Newark, Delaware 19711, as our agent upon whom process may be served in any action brought against us under the securities laws of the United States.

Maples and Calder (Cayman) LLP, our counsel as to Cayman Islands law, and Zhejiang Taihang Law Firm, our counsel as to PRC law, have advised us, respectively, that there is uncertainty as to whether the courts of the Cayman Islands and China, respectively, would:

●	recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or

●	entertain original actions brought in each respective jurisdiction against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8. Indemnification of Directors and Officers

The Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our amended and restated memorandum and articles of association provide that, to the extent permitted by law, we shall indemnify each existing or former secretary, director (including alternate director), and any of our other officers (including an investment adviser or an administrator or liquidator) and their personal representatives against:

(a)	all actions, proceedings, costs, charges, expenses, losses, damages, or liabilities incurred or sustained by the existing or former director (including alternate director), secretary, or officer in or about the conduct of our business or affairs or in the execution or discharge of the existing or former director (including alternate director)’s, secretary’s, or officer’s duties, powers, authorities or discretions; and

(b)	without limitation to paragraph (a) above, all costs, expenses, losses, or liabilities incurred by the existing or former director (including alternate director), secretary, or officer in defending (whether successfully or otherwise) any civil, criminal, administrative or investigative proceedings (whether threatened, pending or completed) concerning us or our affairs in any court or tribunal, whether in the Cayman Islands or elsewhere.

No such existing or former director (including alternate director), secretary, or officer, however, shall be indemnified in respect of any matter arising out of his or her own dishonesty.

To the extent permitted by law, we may make a payment, or agree to make a payment, whether by way of advance, loan or otherwise, for any legal costs incurred by an existing secretary, or any of our officers in respect of any matter identified in above on condition that the secretary, or officer must repay the amount paid by us to the extent that it is ultimately found not liable to indemnify the secretary or that officer for those legal costs.

Item 9. Exhibits

Exhibit No.	Description
1.1	Form of Securities Purchase Agreement (incorporated by reference to Exhibit 99.1 of the Company’s Form 6-K filed with the SEC on March 5, 2025)
4.1	Form of Warrant (incorporated by reference to Exhibit 99.2 of the Company’s Form 6-K filed with the SEC on March 5, 2025)
5.1**	Opinion of Maples and Calder (Cayman) LLP
23.1**	Consent of Audit Alliance LLP
23.2**	Consent of Zhejiang Taihang Law Firm
23.3**	Consent of Maples and Calder (Cayman) LLP (included in Exhibit 5.1)
24.1**	Power of Attorney (included on signature page)
107**	Filing Fee Table

*	To be filed, if applicable, by amendment or as an exhibit to a report filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, and incorporated herein by reference.
**	Filed herewith.
***	Previously filed.

Item 10 Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii), and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b).

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act of 1933 need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act of 1933 or Rule 3-19 of Regulation S-K if such financial statements and information are contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(5)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(6)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)	That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Shenzhen, PRC, on July 3, 2025.

UTime Limited

By:	/s/ Hengcong Qiu
	Name:	Hengcong Qiu
	Title:	Chief Executive Officer, Interim Chief Financial Officer, Chairman of the Board of Directors, and Director

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Hengcong Qiu, as his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement (including post-effective amendments and registration statements filed pursuant to Rule 462(b) under the Securities Act of 1933 as amended) and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Hengcong Qiu	Chief Executive Officer, Interim Chief Financial Officer and Chairman and Director of the Board of Directors	July 3, 2025
Hengcong Qiu	(Principal Executive Officer and Principal Accounting and Financial Officer)

/s/ Yihuang Chen	Chief Operating Officer	July 3, 2025
Yihuang Chen

/s/ Honggang Cao	Chief Manufacturing Officer	July 3, 2025
Honggang Cao

*	Director	July 3, 2025
Minfei Bao

*	Director	July 3, 2025
Na Cai

*	Director	July 3, 2025
Xiaoqian Jia

*	Director	July 3, 2025
Hailin Xie

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of UTime Limited has signed this registration statement in Newark, Delaware on July 3, 2025.

Puglisi & Associates
Authorized U.S. Representative

By:	/s/ Donald Puglisi
	Name:	Donald Puglisi
	Title:	Managing Director on behalf of Puglisi & Associates